Exhibit 10.11

Sale and Purchase Agreement
between
EEGO 123 William Owner, LLC,
as Seller
and
ARC NYC123WILLIAM, LLC,
as Purchaser
Premises:
123 William Street
New York, NY
January 27, 2015

Page

1.	Certain Definitions.	1
2.	Sale-Purchase.	4
3.	Purchase Price.	4
4.	Condition of Title.	5
5.	Closing.	7
6.	Violations.	7
7.	Apportionments.	7
8.	Closing Deliveries	13
9.	Conditions Precedent.	17
10.	Estoppel Certificates.	18
11.	Cancellation of Contracts.	20
12.	Right of Inspection.	20
13.	Title Insurance.	22
14.	Return of Deposit.	24
15.	Purchaser’s Default.	24
16.	Representations and Warranties.	24
17.	Broker.	32
18.	Condemnation and Destruction.	32
19.	Escrow.	33
20.	Covenants.	35
21.	Transfer Taxes.	39
22.	Non-Liability.	40
23.	Seller’s Inability to Perform; Seller’s Default.	40
24.	Condition of Premises.	41
25.	Environmental Matters.	42
26.	Tax Reduction Proceedings.	43
27.	Union Agreement; Other Employment Matters.	43
28.	Notices.	45
29.	Entire Agreement.	46
30.	Amendments.	47
31.	No Waiver.	47
32.	Successors and Assigns.	47
33.	Partial Invalidity.	47
34.	Section Headings; Incorporation of Exhibits.	47
35.	Governing Law.	47

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(continued)

36.	Confidentiality.	48
37.	No Recording or Notice of Pendency.	48
38.	Assignment.	48
39.	Counterparts.	49
40.	No Third Party Beneficiary.	49
41.	[Intentionally deleted]	49
42.	Business Days.	49
43.	Mortgage Loan Assignment.	49
44.	Waiver of Trial by Jury.	50

(continued)

EXHIBITS

1(A)	Description of Land

1(B)	Leases

1(C)	Existing Contracts

1(D)	Telecommunications Contracts

1(E)	Brokerage Agreements

1(F)	Union Agreement

4(A)(i)	Permitted Exceptions

4(A)(ii)	Title Objections

8(A)(i)	Form of Bargain and Sale Deed

8(A)(ii)	Form of Bill of Sale

8(A)(iii)	Form of Assignment and Assumption of Leases

8(A)(iv)	Form of Assignment and Assumption of Contracts

8(A)(viii)	Form of Tenant Notice Letter

8(A)(ix)	Form of Contractor Notice Letter

8(A)(xiv)	Form of Assignment and Assumption of Union Agreement

8 (A)(xix)	Form of Title Affidavit

10	Form of Tenant Estoppel Certificate

16(A)(i)	Rent Arrearages

16(A)(ii)	Union Employees

16(A)(xii)	Tax Assessment Reduction Proceedings

16(A)(xiii)	Security Deposits

16(A)(xxi)	Landlord’s Work

20(A)(iv)	Certificates of Insurance

20(D)	Seller’s Work

SALE AND PURCHASE AGREEMENT (this “Agreement”), made as of the _____ day of January, 2015 between EEGO 123 William Owner, LLC, a Delaware limited liability company having an address c/o East End Capital, 600 Madison Avenue, 11th Floor, New York, New York 10022 (“Seller”) and ARC NYC123WILLIAM, LLC, a Delaware limited liability company having an address at c/o American Realty Capital, 405 Park Avenue, New York, New York 10022 (“Purchaser”).
RECITALS:
A.    Seller is the owner of the fee interest in the Premises (as hereinafter defined), commonly known as 123 William Street, New York, New York.
B.    Purchaser wishes to purchase, and Seller wishes to sell, all of Seller’s right, title and interest in and to the Premises on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

Certain Definitions.
Certain capitalized terms used in this Agreement shall, for the purposes of this Agreement, have the meanings ascribed to such terms in this Article 1. Other capitalized terms used in this Agreement and not defined in this Article 1 shall have the meanings ascribed to such terms elsewhere in this Agreement.
“Brokerage Agreements” shall mean the agreements between Seller and any leasing brokers which are set forth on Exhibit “1(E)”.
“Building” shall mean the building commonly identified as 123 William Street, New York, New York.
“Escrow Agent” shall mean Kensington Vanguard National Land Services.
“Existing Contracts” shall mean the management, service, telecommunications, information service and maintenance contracts, and all amendments, modifications and/or assignments thereof, affecting the Premises or the operation thereof, all of which are listed on Exhibits “1(C)”, “1(D)” and “1(F)”.
“Fixtures” shall mean all equipment, fixtures and appliances of whatever nature which are (i) affixed to the Land or Improvements and (ii) owned by Seller.
“Hazardous Materials” means (a) those substances included within the definitions of any one or more of the terms “hazardous materials,” “hazardous wastes,” “hazardous substances,” industrial wastes,” and “toxic pollutants,” as such terms are defined under the Relevant Environmental Laws, or any of them, (b) petroleum and petroleum products, including, without limitation, crude oil and any fractions thereof, (c) natural gas, synthetic gas and any mixtures thereof, (d) asbestos and or any material which contains any hydrated mineral silicate, including, without limitation, chrysotile, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable (collectively, “Asbestos”), (e) polychlorinated biphenyl (“PCBs”) or PCB-containing materials or fluids, (f) radon, (g) any other hazardous or radioactive substance, material, pollutant, contaminant or waste, (h) any Pathogen (as hereinafter defined), and (i) any other substance with respect to which any Relevant Environmental Law or governmental authority requires environmental investigation, monitoring or remediation.
“Improvements” shall mean the improvements on the Land, including without limitation the Building.
“Land” shall mean the land described on Exhibit “1(A)” and situated in the Borough of Manhattan, City, County and State of New York, and designated as Block 787, Lot 72 in the Borough of Manhattan on the Tax Map of the City of New York, State of New York.
“Leases” (each individually, a “Lease”) shall mean the leases, tenancies, concessions, licenses and occupancies, and all amendments, modifications and/or assignments thereof, affecting the Premises, all of which are as listed on Exhibit “1(B)”, as the same may be

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amended, modified or extended from time to time in accordance with the terms of this Agreement, or entered into between the date hereof and the Closing Date (as hereinafter defined) in accordance with the terms and conditions of Article 20 hereof, as well as all lease guaranties, if any, delivered in connection therewith.
“New Contracts” shall mean all management, service, telecommunications, information service and maintenance contracts and collective bargaining and other union agreements affecting the Premises or the operation thereof which are entered into by Seller after the date hereof subject to the applicable provisions of this Agreement.
“Pathogen” shall mean any pathogen, toxin or other biological agent or condition, including but not limited to, any fungus, mold, mycotoxin or microbial volatile organic compound.
“Personal Property” shall mean the aggregate of the following:
(i)All site plans, architectural renderings, plans and specifications, engineering plans, as-built drawings, floor plans and other similar plans or diagrams, if any, which (a) relate to the Real Property and (b) are in Seller’s possession or control;
(i)    Seller’s right, title and interest, if any, in all licenses, permits, permit applications and warranties, guaranties, indemnities and bonds which (a) relate to the Real Property and (b) are assignable by Seller to Purchaser, without penalty;
(ii)    All equipment, appliances, tools, machinery, supplies, building materials and other similar personal property which is (a) owned by Seller as of the date of this Agreement and (b) attached to, appurtenant to or located in the Improvements and/or used in the day-to-day operation or maintenance of the Improvements, but expressly excluding the Fixtures and any and all personal property owned by any property manager, tenants in possession, public or private utilities licensees or contractors. Seller shall not transfer to any third party or remove any Personal Property from the Premises after the date hereof, except for repair or replacement thereof and except in the case of the termination of this Agreement. Notwithstanding the foregoing, “Personal Property” expressly excludes, and Seller shall not be required to convey, and Purchaser shall not be entitled to receive, any items containing the logo of Seller or any of Seller’s affiliates, or any computer programs, software and documentation thereof, electronic data processing systems, program specifications, source codes, logs, input data and report layouts and forms, record file layouts, diagrams, functional specifications and variable descriptions, flow charts and other related materials (collectively, “Operational Systems”);
(iii)    All non-exclusive trademarks, logos and trade names (if any) used or useful in connection with the Real Property, but only to the extent that the same are not trademarks or trade names of Seller or any of Seller’s affiliated companies; and
(iv)    All rights, privileges, easements and appurtenances to the Land and the Building, if any, including, without limitation, all of Seller’s right, title and interest in and to all operating agreements, reciprocal easement agreements, mineral and water rights and all easements,

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rights-of-way, air rights, development rights and other appurtenances used or connected with the beneficial use or enjoyment of the Land and the Building.
“Premises” shall mean the aggregate of the Real Property and the Personal Property.
“Purchaser Representatives” shall mean Purchaser’s designees, agents, employees, consultants, appraisers, engineers, contractors and prospective lenders.
“Real Property” shall mean the fee estate of Seller in and to the aggregate of the Land, the Building, the Fixtures, Seller’s right, title and interest, if any, in the streets, roads, lands and alleys in front of and adjacent to the Land, and the hereditaments and appurtenances to the Improvements and the Land, including without limitation all easements, rights-of-way, air rights and other similar interests appertaining to the Land or the Building.
“Relevant Environmental Laws” shall mean any and all laws, rules, regulations, statutes, orders and directives, whether federal, state or local, applicable to the Premises or any part thereof now or hereinafter in effect, in each case as amended or supplemented from time to time including, without limitation all applicable judicial or administrative orders, applicable consent decrees and binding judgments relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface, water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (49 U.S.C. §6901 et seq.), the Hazardous Material Transportation Act, as amended (49 U.S.C. §§ 1801 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. §§ 136 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S. §§ 6901 et seq.), the Toxic Substance Control Act, as amended (15 U.S.C. §§ 2601 et seq.), the Clean Air Act, as amended (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. §§ 1251 et seq.) the Occupational Safety and Health Act, as amended (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act, as amended (42 U.S. C. §§ 300f et seq.), Environmental Protection Agency regulations pertaining to Asbestos (including, without limitation, 40 C.F.R. Part 61, Subpart M, the United States Environmental Protection Agency Guidelines on Mold Remediation in Schools and Commercial Buildings, the United States Occupational Safety and Health Administration regulations pertaining to Asbestos including, without limitation, 29 C.F.R. Section 1910.1001 and 1926.58), and any state or local counterpart or equivalent of any of the foregoing, and any related federal, state or local transfer of ownership notification or approval statutes. The foregoing, with respect to the environmental condition of the Premises and any adjacent property, and any activities conducted on or at the Premises, including by way of example and not limitation: (i) Hazardous Materials; (ii) air emissions, water discharges, noise emissions and any other environmental, health or safety matter; (iii) the existence of any underground storage tanks that contained or contain Hazardous Materials; and (vi) the existence of pcb contained electrical equipment.
“Security Deposits” (each individually, a “Security Deposit”) shall mean all security deposits and/or letters of credit actually held by Seller under Leases as of the date hereof as listed on Exhibit “16(A)(xiii)” as same may be drawn down, applied and/or retained after the date hereof in accordance with both the applicable Lease and the terms of this Agreement.

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“Surviving Contracts” shall mean Existing Contracts and New Contracts which are in effect as of the Closing.
“Telecommunications Contracts” shall mean the telecommunications and information service contracts and licenses affecting the Premises or the operation thereof which are listed on Exhibit “1(D)”.
“Tenants” (each individually, a “Tenant”) shall mean the current tenants under the Leases.
“Title Insurer” shall mean Kensington Vanguard National Land Services.
“Union Agreement” shall mean the collective bargaining agreements identified in Exhibit “1(F)” with respect to the Union Employees (hereinafter defined).

2.	Sale-Purchase.
In consideration of, and upon and subject to, the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the mutual receipt and legal sufficiency of which is hereby acknowledged, Seller agrees to sell and convey all of Seller’s right, title and interest in and to the Premises, the Leases and the Surviving Contracts (as hereinafter defined) to Purchaser, and Purchaser agrees to purchase the Premises, and all of Seller’s rights in and to the Leases and the Surviving Contracts from Seller. Seller and Purchaser agree that no portion of the Purchase Price (as hereinafter defined) is attributable to the Personal Property included in this sale.

3.	Purchase Price.
The purchase price for the Premises (the “Purchase Price”) is Two Hundred Fifty-Three Million and 00/100 Dollars ($253,000,000.00), payable as follows: (i) Twenty-Five Million Three Hundred Thousand and 00/100 Dollars ($25,300,000.00) (the “Deposit”) within one (1) business day following the date hereof to Escrow Agent, by federal funds, wire transfer of immediately available federal funds to an account designated by Escrow Agent, to be held by Escrow Agent pursuant to and in accordance with the provisions of Article 19 of this Agreement; and (ii) subject to the apportionments and other credits provided for in this Agreement, the balance of the Purchase Price on the Closing Date by federal funds or wire transfer of immediately available federal funds to an account or accounts designated by Seller. Seller and Purchaser agree that one-half of the interest earned on the Deposit shall be credited to the Purchase Price upon the Closing and the balance of the interest on the Deposit shall, upon the Closing, be and remain the property of Seller, and shall not be credited against the Purchase Price. Failure by Purchaser to deliver the Deposit to Escrow Agent as provided above within one (1) business day following the date hereof shall render this Agreement void ab initio.

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4.	Condition of Title.
A.    The Premises shall be sold, and title thereto conveyed, subject only to (collectively, the “Permitted Exceptions”):
(i)    The matters set forth on Exhibit “4(A)(i)”;
(ii)    The Leases and the rights of Tenants;
(iii)    All Violations (hereinafter defined); except that Seller shall tender payment at Closing to Title Insurer to pay to the appropriate governmental agency any and all fines, fees, penalties, and interest imposed with respect to such Violations through the Closing Date.
(iv)    All present and future zoning, building, land use, environmental and other laws, ordinances, codes, restrictions, rules and regulations or other legal requirements of all governmental authorities having jurisdiction with respect to the Premises, including, without limitation, landmark designations and all zoning variances and special exceptions, if any;
(v)    Liens, encumbrances, violations and defects (including, without limitation, any mechanics and/or materialmen’s lien or any judgment arising as a result thereof), removal of which is an obligation of a Tenant;
(vi)    All presently existing and future liens for unpaid real estate taxes and water and sewer charges not due and payable as of the date of the Closing, subject to adjustment as hereinbelow provided;
(vii)    All covenants, restrictions and rights and all easements and agreements for the erection and/or maintenance of water, gas, steam, electric, telephone, sewer or other utility pipelines, poles, wires, conduits or other like facilities, and appurtenances thereto, over, across and under the Premises which are either (a) presently existing or (b) granted to a public utility in the ordinary course, provided that the same shall not have a material adverse effect on the use of the Premises for its current use;
(viii)    Statement of facts shown on the survey, dated August 16, 1957, prepared by Charles J. Dearing, as updated on June 6, 2013 by visual examination by Earl A. Lovell – S.P. Belcher, Inc. and any additional facts which would be shown on or by an accurate current survey of the Premises, provided that such additional facts shall not have a material adverse effect on the use of the Premises for its current use;
(ix)    The Surviving Contracts;
(x)    Consents by any former owner of the Land for the erection of any structure or structures on, under or above any street or streets on which the Land may abut;

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(xi)    Possible encroachments and/or projections of stoop areas, roof cornices, window trims, vent pipes, cellar doors, steps, columns and column bases, flue pipes, signs, piers, lintels, window sills, fire escapes, satellite dishes, protective netting, sidewalk sheds, ledges, fences, coping walls (including retaining walls and yard walls), air conditioners and the like, if any, on, under or above any street or highway, the Building, or any adjoining property, provided that the same shall not have a material adverse effect on the use of the Property for its current use;
(xii)    Variations between tax lot lines and lines of record title;
(xiii)    Standard exclusions from coverage contained in the form of title policy or “marked-up” title commitment employed by the Title Insurer;
(xiv)    Any financing statements, chattel mortgages, encumbrances or mechanics’ or other liens entered into by, or arising from, any financing statements filed on a day more than five (5) years prior to the Closing and any financing statements, chattel mortgages, encumbrances or mechanics’ or other liens filed against property no longer contained in the Premises, provided that the Title Insurer shall remove them as exceptions from the title insurance policy to be issued to Purchaser at Closing or shall affirmatively insure over them at regular rates;
(xv)    Any lien or encumbrance arising out of the acts or omissions of Purchaser;
(xvi)    Subject to the terms of this Agreement, any other matter which the Title Insurer may raise as an exception to title, provided the Title Insurer will either omit or affirmatively insure against collection or enforcement of same out of the Premises and/or that no prohibition of present use or maintenance of the Premises will result therefrom, as may be applicable;
(xvii)    Any encumbrance that will be extinguished upon conveyance of the Property to Purchaser, provided that the Title Insurer shall remove them as exceptions from the title insurance policy to be issued to Purchaser at Closing or shall affirmatively insure over them; and
(xviii)    any other matter which, pursuant to the terms of this Agreement, is a permitted condition of the transaction contemplated by this Agreement.
B.    Title to the Premises shall be such title as the Title Insurer shall be prepared to insure, subject to the Permitted Exceptions and the provisions of Article 13 hereof.

5.	Closing.
The “Closing” shall mean the consummation of each of the actions set forth in Article 8 of this Agreement, or the waiver in writing of such action by the party in whose favor such action is intended, and the satisfaction of each condition precedent to the Closing set forth in Article 9 and elsewhere in this Agreement, or the waiver in writing of such condition precedent by the party intended to be benefited thereby. The Closing shall be consummated on March 27, 2015 (TIME BEING OF THE ESSENCE) at 10:00 a.m., with the Purchase Price to be received by 4:00 p.m., to be deemed paid as of such date (Eastern Standard Time) in escrow through Escrow Agent, at its

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office located at 39 West 37th Street, 7th Floor, New York, New York 10018. Neither party hereto shall be required to be present at the Closing, unless otherwise agreed to by the parties hereto. Purchaser and Seller agree to cause all documents and deliverables required to be delivered by the parties hereunder, and by any necessary third parties, to be delivered to Escrow Agent at its New York City office address on or prior to 1:00 p.m. (Eastern Standard Time) on March 27, 2015 (“Initial Closing Date”; the Initial Closing Date, as same may be extended or adjourned in accordance with this Agreement, is hereinafter referred to as the “Closing Date”). Purchaser shall have the right to accelerate the Initial Closing Date upon ten (10) business days prior written notice to Seller; provided that such accelerated Closing Date shall not be earlier than February 27, 2015 and all conditions precedent to both Purchaser’s and Seller’s respective obligations to close under this Agreement shall have been satisfied (or waived in writing) (but failure to close on such accelerated Closing Date shall not constitute a default by Seller under this Agreement). TIME IS OF THE ESSENCE with respect to Purchaser’s and Seller’s obligation to close on or before the Initial Closing Date, subject to Seller’s right to adjourn the Closing as permitted under this Agreement which adjourned date shall be TIME OF THE ESSENCE with respect to Purchaser’s and Seller’s obligation to close on such date.

6.	Violations.
The Premises are sold, and Purchaser shall accept same, subject to any and all violations of law, rules, regulations, ordinances, orders or requirements noted in or issued by any Federal, state, county, municipal or other department or governmental agency having jurisdiction against or affecting the Premises whenever noted or issued (collectively, “Violations”) and any conditions which could give rise to any Violations. Other than tendering payment to the Title Insurer at Closing in order to pay the appropriate governmental agency all fines, fees, penalties, and interest imposed with respect to the Violations through the Closing Date, Seller shall have no obligation to cure or remove any Violations.

7.	Apportionments.
A.    The following shall be apportioned between Seller and Purchaser at the Closing with respect to the Premises as of 11:59 p.m. of the day immediately preceding the Closing Date, and the net amount thereof either shall be paid by Purchaser to Seller or credited to Purchaser, as the case may be, at the Closing:
(i)    Real property taxes and assessments (or installments thereof), payments required to be made to any business improvement district (“BID taxes”) and vault charges, except those required pursuant to Leases to be paid directly to the entity imposing same;
(ii)    Water rates and charges, except those required pursuant to Leases to be paid directly to the entity imposing same;
(iii)    Sewer taxes and rents, except those required pursuant to Leases to be paid directly to the entity imposing same;

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(iv)    All other operating expenses with respect to the Property, including, but not limited to, salaries, vacation pay, sick pay, health, welfare, employer contributions, and pension and other benefits of the Union Employee(s) (as hereinafter defined), provided Seller shall provide appropriate backup for such items; Seller shall not be charged with termination pay arising by reason of Purchaser's termination of the Union Employee(s) or failure to hire any Union Employee, at or subsequent to the Closing, and Purchaser shall be fully liable for any such termination pay. If personnel engaged at the Property are in the employ of an agent or contractor (including any cleaning company engaged at the Property), then such adjustment or proration shall be made as appropriate with the agent to reach the same economic result as if in the direct employ of Seller but Purchaser shall not be required to hire such non-union employees;
(v)    Permit, license and inspection fees, if any, on the basis of the fiscal year for which levied, if the rights with respect thereto are transferred to Purchaser;
(vi)    Fuel, if any, at the cost per gallon most recently charged to Seller, based on the supplier’s measurements thereof, plus sales taxes thereon, which measurements shall be given by Seller to Purchaser as close to the Closing Date as is reasonably practicable, and which, absent manifest error, shall be conclusive and binding on the Seller and Purchaser;
(vii)    Deposits on account with any utility company servicing the Premises to the extent transferred to (and assumed by) Purchaser shall not be apportioned, but Seller shall receive a credit in the full amount thereof (including accrued interest thereon, if any);
(viii)    Rents (as hereinafter defined), if, as and when collected, in accordance with Section 7(F) hereof;
(ix)    Leasing Costs, if any, in accordance with Section 20(B) hereof;
(x)    Payments due under any Surviving Contracts;
(xi)    Purchaser shall receive a credit against the Purchase Price in an amount equal to the prepaid rents received by Seller in connection with the Leases covering any period after the Closing Date
(xii)    [Reserved];
(xiii)    All other items customarily apportioned in connection with the sale of similar properties similarly located. Notwithstanding the foregoing, Purchaser shall not receive any offset or credit for free rent noted in any lease.
B.    Apportionment of real property taxes, BID taxes, water rates and charges, sewer taxes and rents and vault charges shall be made on the basis of the fiscal year for which assessed. If the Closing Date shall occur before the real property tax rate, BID taxes, water rates or charges, sewer taxes or rents or vault charges are fixed, apportionment for any item not yet fixed shall be made on the basis of the real property tax rate, BID taxes, water rates and charges, sewer taxes and rents or vault charges, as applicable, for the preceding year applied to the latest assessed valuation.

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After the real property taxes, BID taxes, water rates and charges, sewer taxes and rents and vault charges are finally fixed, Seller and Purchaser shall make a recalculation of the apportionment of same after the Closing, and Seller or Purchaser, as the case may be, shall make an appropriate payment to the other based upon such recalculation.
C.    The amount of any of the unpaid taxes, assessments, water charges, sewer rents and vault charges which Seller is obligated to pay and discharge, with interest and penalties thereon (if any) to the Closing Date may, at Seller’s option, be allowed to Purchaser out of the balance of the Purchase Price, provided that official bills therefor with interest and penalties thereon (if any) are furnished by Seller at the Closing and provided that Title Insurer will omit same as exceptions from, or insure against collection from the Premises in, Purchaser’s title insurance policy, at no additional cost or expense to Purchaser.
D.    If any refund of real property taxes, BID taxes, water rates or charges, sewer taxes or rents or vault charges is made after the Closing Date covering a period prior to the Closing Date, the same shall be applied first to the reasonable out-of-pocket costs incurred in obtaining same (including reasonable attorneys’ fees, accounting fees, consultant fees and filing fees) and the balance, if any, of such refund shall, to the extent received by Purchaser, be paid to Seller (for the period prior to the Closing Date) and to the extent received by Seller, be paid to Purchaser (for the period commencing with the Closing Date). Any payment to Seller or Purchaser pursuant to the immediately preceding sentence shall be net of any amount payable to a Tenant in accordance with its Lease (which payment to such Tenant shall be made promptly by the Purchaser or Seller, as applicable, after such refund is made). Each of Purchaser and Seller hereby agrees to indemnify and hold harmless the other as to any refund payment paid by it to the other for a Tenant.
E.    If there are meters measuring water consumption or sewer usage at the Premises, Seller shall obtain readings to a date not more than thirty (30) days prior to the Closing Date. If such readings are not obtained, water rates and charges and sewer taxes and rents, if any, shall be apportioned based upon the last actual meter readings, subject to reapportionment when readings for the relevant period are obtained after the Closing Date. If any of the Tenants pay electric based on a submeter for their electric consumption, then the Seller shall cause any such submeter to be read as close as possible to the Closing Date and upon completion of such reading, the Seller shall bill each such Tenant electric charges, based on such reading. At the Closing, the Seller shall provide the Purchaser with documentation as to any such readings and billings for submetered electric charges.
F.    To the extent that Seller or Purchaser receives Rents after the Closing Date, the same shall be held in trust by Seller or Purchaser, as the case may be, and shall be applied in the order of priority set forth in this Section 7(F).
(i)    The following terms shall be as defined herein: “Base Rents”: fixed rent, and other amounts of a fixed nature (which may include, without limitation, electric inclusion and supplemental water, HVAC and condenser water charges paid or payable by Tenants; “Overage Rents”: a percentage of the Tenant’s business during a specified annual or other period (sometimes referred to as “percentage rent”), so-called “escalation rent”, and additional rent based upon increases in or otherwise attributable to real estate and BID taxes, operating expenses, utility costs,

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a cost of living index or porter’s wages or otherwise, but which shall in no event include Reimbursable Payments (as hereinafter defined); “Reimbursable Payments”: overtime heat, air conditioning or other utilities or services; freight elevator; electric inclusion and adjustments related to electric usage (such as rate and/or fuel adjustments and survey); submetered electric; supplemental water, HVAC, and condenser water charges; services or repairs, and labor costs associated therewith, to which a Tenant is obligated to reimburse the landlord under its Lease or for which a Tenant has separately contracted with Seller or its agent; true-ups on account of escalation and/or additional rent for years prior to the year in which the Closing occurs; above standard cleaning; and all other items which are payable to Seller as reimbursement or payment for above standard or overtime services (but which amounts shall not be treated as Reimbursable Payments if already included in a Tenant’s Base Rents); and “Rents”: all amounts due and owing from Tenants, however characterized, including, without limitation, Base Rents, Overage Rents and Reimbursable Payments.
(ii)    Base Rents and Overage Rents under the Leases shall be adjusted and prorated on an as, if and when collected basis. Base Rents and Overage Rents collected by Purchaser or Seller after the Closing from any Tenant who owes any such amounts for periods prior to the Closing shall be applied in the following order, but shall be treated separately for such allocation purposes: (a) first, in payment of such amounts owed by such Tenant for the month in which the Closing occurs, (b) second, in payment of such amounts owed by such Tenant for all periods immediately following the month in which the Closing occurs, (c) third, in payment of such amounts owed by such Tenant (if any) for any other period prior to the Closing. Each such amount, less any third party costs of collection (including reasonable attorneys’ fees and expenses) reasonably allocable thereto, shall be paid over as provided above, and the party who receives any such amount shall promptly pay over to the other party any portion thereof to which it is so entitled.
(iii)    Reimbursable Payments shall not be apportioned or adjusted; to the extent incurred prior to the Closing Date, Reimbursable Payments incurred prior to Closing shall belong in their entirety to Seller, and shall be retained by Seller, and/or paid over to Seller by Purchaser, as applicable, on an as, if and when collected basis. To the extent a payment is made by a Tenant which is specifically designated as being on account of one or more Reimbursable Payments due to Seller, by reference to a charge, invoice number or otherwise, or is of an amount which is equal to one or more Reimbursable Payments due to Seller, then same shall be treated as a Reimbursable Payment, and shall be paid over to Seller promptly upon receipt thereof.
(iv)    Purchaser shall bill Tenants who owe Rents for periods prior to the Closing on a monthly basis for a period of nine (9) consecutive months following the Closing and shall use commercially reasonable efforts to collect such past due Rents (which efforts shall include, but not be limited to, including such amounts in Purchaser’s invoices and notices for rents due for the period after Closing, but excluding litigation or otherwise seeking to terminate the Leases) but Purchaser shall have no liability for the failure to collect any such amounts. Purchaser shall have no obligation to commence any action or proceeding to collect any such past due Rents, provided, however, if Purchaser in fact commences any such action or proceeding, the amount sought shall include all Rents unpaid for the period prior to the Closing. Notwithstanding the foregoing, if Purchaser shall fail to collect such past due Rents after such nine (9) month period, Seller shall have

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the right to pursue Tenants to collect such delinquencies (including, without limitation, the prosecution of one or more lawsuits, but Seller shall not be entitled to pursue an action for eviction); provided, however, that in no event shall Seller have the right to terminate, or cause the termination of, the Lease of any such Tenants.
(v)    Purchaser shall (a) promptly render bills to the applicable Tenants for any Overage Rent in respect of a period that shall have expired prior to the Closing but which is payable after the Closing, (b) bill Tenants for any such Overage Rent on a monthly basis for a period of nine (9) consecutive months thereafter and (c) use commercially reasonable efforts to collect such Overage Rent (which efforts shall include but not be limited to, including such amounts in Buyer’s invoices and notices for rents due for the period after the Closing) but Purchaser shall have no liability for the failure to collect any such amounts. Notwithstanding the foregoing, if Purchaser shall be unable to collect such Overage Rent after such nine (9) month period, Seller shall have the right to pursue Tenants to collect such delinquencies (including, without limitation, the prosecution of one or more lawsuits but Seller shall not be entitled to pursue and action for eviction); provided, however, that in no event shall Seller have the right to terminate, or cause the termination of, the Lease of any such Tenants. From and after the Closing, Seller shall furnish to Purchaser calculations of the amounts due from Tenants on account of Overage Rent for periods prior to the Closing, and such other information relating to the period prior to the Closing as is reasonably necessary for the billing of any such Overage Rent. Purchaser shall bill Tenants for Overage Rent for periods prior to the Closing in accordance with and on the basis of such information furnished by Seller. Purchaser shall deliver to Seller, concurrently with the delivery to Tenants, copies of all statements relating to Overage Rent for periods prior to the Closing Date.
(vi)    Overage Rent for the calendar year in which the Closing occurs shall be apportioned between Seller and Purchaser using a percentage derived by dividing the total operating expenses incurred for those operating expenses which are used by Seller in determining the operating expense pool for the calendar year in question over each parties’ actual expenses incurred for such operating expenses. Seller shall be entitled to receive the proportion of such Overage Rent (less a like portion of any out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in the collection of such Overage Rent) that the portion of such period occurring prior to the Closing bears to the entire such period, and Purchaser shall be entitled to receive the proportion of such Overage Rent (less a like portion of any out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in the collection of such Overage Rent) that the portion of such period from and after the Closing bears to the entire such period. If, prior to the Closing, Seller shall receive any installment of Overage Rent attributable to Overage Rent for periods from and after the Closing, such sum shall be apportioned at the Closing. If, after the Closing, Purchaser shall receive any installment of Overage Rent attributable to Overage Rent for periods prior to the Closing, such sum (less any out-of-pocket costs and expenses (including reasonable counsel fees) incurred by Purchaser in the collection of such Overage Rent) shall be paid by Purchaser to Seller promptly after Purchaser receives payment thereof.
(vii)    To the extent that any payment on account of Overage Rent is required to be paid periodically by Tenants for any calendar year (or, if applicable, any lease year or any other applicable accounting period), and at the end of such calendar year (or lease year or other

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applicable accounting period, as the case may be) such estimated amounts are to be recalculated based upon the actual expenses, taxes or other relevant factors for that calendar year (or lease year or other applicable accounting period, as the case may be), then Purchaser agrees to so recalculate same, subject to Seller’s review and reasonable approval of such recalculation, and to bill such Tenants for all amounts due from such Tenants on account therefor, within nine (9) months after the end of such calendar year (or lease year or other applicable accounting period, as the case may be). At the time(s) of final calculation and collection from (or refund to) each Tenant of the amounts in reconciliation of actual Overage Rent, there shall be a re-proration between Seller and Purchaser in accordance with this Agreement and Seller and Purchaser shall each be entitled to (or responsible for, as the case may be) the amounts attributable to such party’s period of ownership of the Premises, provided that Seller shall have no liability for amounts due to Tenants if Purchaser shall have failed to obtain Seller’s prior approval of any such recalculation. Purchaser shall indemnify and hold Seller harmless from any and all losses, costs, damages, liens, claims, counterclaims, liabilities and expenses (including, but not limited to, reasonable attorneys’ fees, court costs and disbursements) incurred by Seller as the result of Purchaser failing to pay over to any Tenant any amount paid by Seller to Purchaser on account of Overage Rent. The Seller, on or prior to the Closing, shall complete the reconciliations with the Tenants for Overage Rent for calendar year 2014 and all prior years and to the extent any such Tenant overpaid such Overage Rent, the Seller shall, on or prior to the Closing, refund any such overpayment of Overage Rent to each such applicable Tenant. At the Closing, the Seller shall provide documentation to Purchaser as to the completion of such reconciliations. Seller hereby agrees to indemnify and hold Purchaser harmless from any and all losses, costs, damages, liens, claims, counterclaims, liabilities and expenses (including, but not limited to, reasonable attorneys’ fees, court costs and disbursements) incurred by Purchaser as a result of the Seller’s failure to refund any overpayment of Overage Rent due by the Seller to any Tenant for any time period prior to the Closing.
(viii)    Until such time as all amounts required to be paid to Seller by Purchaser pursuant to this Section 7(F) shall have been paid in full to the extent the Purchaser collects any arrears in Base Rents and/or Overage Rent owed to the Seller, Purchaser shall furnish to Seller a reasonably detailed monthly accounting of cash receipts from Tenants (accompanied by aged receivable reports) with a reasonably detailed accounting of amounts allocable to Seller pursuant to this Agreement, which accounting shall be delivered to Seller for each such applicable month, within twenty (20) days after the end thereof. Seller and Purchaser and their representatives shall each have the right from time to time for a period of one (1) year following the Closing, on prior notice to the other party, during ordinary business hours on business days, to review each other’s rental records with respect to the Premises to ascertain the accuracy of any such accountings during the Seller’s and Purchaser’s respective periods of ownership for the Premises.
G.    If any adjustment or apportionment is miscalculated at the Closing, or the complete and final information necessary for any adjustment is unavailable at the Closing, the affected adjustment shall be calculated after the Closing. The provisions of this Article 7 shall survive the Closing Date for a period of one (1) year.

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8.	Closing Deliveries.
A.    At the Closing, Seller shall deliver to Purchaser, executed and acknowledged, as applicable:
(i)    A bargain and sale deed without covenants against grantor’s acts, sufficient to convey fee title to the Land and Improvements subject to and in accordance with the provisions of this Agreement, in the form attached hereto as Exhibit “8(A)(i)”, and made a part hereof (the “Deed”);
(ii)    A general bill of sale for the Personal Property, in the form of Exhibit “8(A)(ii)”, conveying, lien free (other than Permitted Exceptions) and as more particularly set forth therein, to Purchaser all of Seller’s right, title and interest in and to the Personal Property;
(iii)    An assignment and assumption, in the form of Exhibit “8(A)(iii)”, which provides for, as more particularly set forth therein, the assignment by Seller of all of Seller’s right, title and interest as landlord in and to the Leases, all guaranties delivered in connection therewith and all security deposits thereunder, and the assumption by Purchaser of all of Seller’s obligations as landlord under the Leases arising from and after the Closing Date (the “Assignment of Leases”);
(iv)    An assignment and assumption, in the form of Exhibit “8(A)(iv)”, which provides for, as more particularly set forth therein, the assignment by Seller of all of Seller’s right, title and interest in and to all of the Surviving Contracts and Brokerage Agreements and the assumption by Purchaser of all of Seller’s obligations under such Surviving Contracts and Brokerage Agreements arising from and after the Closing Date (the “Assignment of Contracts”);
(v)    (vi) The cash Security Deposits under Leases then in effect and then actually held by Seller (together with accrued interest thereon, if any, less Seller’s proportionate share of administrative fees, if any) by payment of the aggregate amount thereof to Purchaser or a credit to Purchaser against the Purchase Price, at Seller’s option.
(a)    If one or more Security Deposit is wholly or partially comprised of a letter of credit (collectively, the “Letters of Credit”), Seller shall use commercially reasonable efforts to transfer the Letters of Credit to Purchaser as of the Closing Date, the cost and expense of which Purchaser shall pay, and on the Closing Date Seller shall deliver to Purchaser all original Letters of Credit, with all amendments thereto, actually held by Seller. As to those Letters of Credits which are not transferred to Purchaser at Closing (collectively, the “Non-Transferable Letters of Credit”), Seller shall execute at Closing the documentation necessary to cause the transfer or re-issuance of the Non-Transferable Letters of Credit and Seller and Purchaser shall reasonably cooperate with each other on the Closing Date and following the Closing so as to effectuate the transfer of same to Purchaser and cause Purchaser to be the beneficiary thereunder or to obtain a replacement letter of credit showing Purchaser as the beneficiary thereunder. Until the Non-Transferable Letters of Credit shall be transferred to Purchaser or replaced, as aforesaid, Purchaser shall hold the same, but upon request may deliver the same to Seller (if necessary), who shall then draw upon the same and deliver the proceeds to Purchaser or return the same to the applicable Tenant, in each case upon Purchaser’s written instruction. Seller shall also deliver to

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Purchaser at Closing such documentation, including, without limitation, sight drafts executed in blank, as Purchaser shall reasonably require in connection with drawing under the Non-Transferable Letters of Credit in Seller’s name. Purchaser shall indemnify and hold Seller harmless from any and all losses, costs, damages, liens, claims, counterclaims, liabilities and expenses (including, but not limited to, reasonable attorneys’ fees, court costs and disbursements) incurred by Seller as the result of Seller taking any steps pursuant to a request of Purchaser, including drawing, or seeking to draw, on any Tenant’s Security Deposit. The provisions of this Section 8(A)(v)(b) shall survive the Closing;
(vii)    Executed original counterparts of all Leases, guaranties of Leases and Surviving Contracts, or copies thereof to the extent executed original counterparts are not in Seller’s possession or control, all of which shall be certified by Seller as true and correct to Seller’s Actual Knowledge, subject to the limitations set forth in Section 16(C) of this Agreement;
(viii)    A certification of non-foreign status, in form required by Internal Revenue Code Section 1445 and the regulations issued thereunder;
(ix)    Notice letters to the Tenants, in the form of Exhibit “8(A)(viii)” (the “Notice Letters”), to be prepared by Purchaser;
(x)    Notice letters to contractors under Surviving Contracts, in the form of Exhibit “8(A)(ix)” (the “Contractor Letters”), to be prepared by Purchaser;
(xi)    The Tenant Estoppels (as hereinafter defined), including any applicable Seller Estoppel (as hereinafter defined) required to be delivered under Article 10 hereof;
(xii)    A Real Property Transfer Tax Return with respect to the New York City Real Property Transfer Tax (the “RPT Form”);
(xiii)    A New York State Real Estate Transfer Tax Return and Credit Line Mortgage Certificate with respect to the New York State Real Estate Transfer Tax (the “Form TP-584”);
(xiv)    A New York State Real Property Transfer Report Form RP-5217 NYC (the “RP-5217”);
(xv)    A Department of Housing Preservation and Development Affidavit in Lieu of Registration Statement (the “Non-Multiple Dwelling Affidavit”);
(xvi)    Evidence of authority, good standing (if applicable) and due authorization of Seller to enter into the within transaction and to perform all of its obligations hereunder, including, without limitation, the execution and delivery of all of the closing documents required by this Agreement, and setting forth such additional facts, if any, as may be needed to show that the transaction is duly authorized and is in conformity with Seller’s organizational documents and applicable laws and to enable Title Insurer to omit all exceptions regarding Seller’s standing, authority and authorization;

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(xvii)    An assignment and assumption agreement with respect to the Union Agreement and Union Employees in the form of Exhibit “8(A)(xvi)” (the “Assumption of Union Agreement”), which shall be assumed by Purchaser or as Purchaser shall direct as provided in Section 27; provided, however, so long as Purchaser assumes the two Master Services Agreements with Core Industries and Pritchard Industries identified on Exhibit “1(C)” as part of the Assignment of Contracts, then the obligation to execute the Assumption of Union Agreement shall be waived by both Purchaser and Seller;
(xviii)    To the extent not available as a matter of public record and in Seller’s possession or control (a) those transferable licenses and permits, authorizations and approvals pertaining to the Premises which are not posted at the Premises and (b) all transferable guarantees and warranties which Seller has received in connection with any work or services performed or equipment installed during Seller’s period of ownership at the Premises;
(xix)    Documentation as reasonably required by the Purchaser to calculate the Overage Rent due and owing after the Closing;
(xx)    A title affidavit in substantially the form attached hereto as Exhibit “8(A)(xix)” (the “Title Affidavit”);
(xxi)    A closing statement (the “Closing Statement”);
(xxii)    Evidence of Seller’s termination of any existing management and/or leasing agency agreements pertaining to the Premises;
(xxiii)    An updated rent roll, arrears report and schedule of security deposits and letters of credit, certified to Seller’s Actual Knowledge to be true and correct in all material respects, subject to the limitations set forth in Section 16(C) of this Agreement;
(xxiv)    A certificate from Seller, certifying to Purchaser that all of Seller’s representations and warranties provided for in Section 16 of this Agreement are true and correct in all material respects as of the Closing Date, but subject to the limitations set forth in Sections 9(B) and (C) and 16(C), (D) and (E) of this Agreement;
(xxv)    A Form 1099-S Statement for Recipient of Proceeds from Real Estate Transaction;
(xxvi)    All tenant files, to the extent in Seller’s possession or control;
(xxvii)    All keys, security codes, pass cards and like for the Premises, to the extent in Seller’s possession or control; and
(xxviii)    Such other instruments or documents which by the terms of this Agreement are to be delivered by Seller at the Closing.
B.    At the Closing, Purchaser shall deliver to Seller, executed and acknowledged, as applicable:

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(i)    The balance of the Purchase Price and all other amounts payable by Purchaser to Seller at the Closing pursuant to this Agreement;
(ii)    The Assignment of Leases;
(iii)    The Assignment of Contracts;
(iv)    The Tenant Notice Letters;
(v)    The Contractor Notice Letters;
(vi)    The RPT Form;
(vii)    The RP-5217;
(viii)    The Form TP-584;
(ix)    The Assumption of Union Agreement (subject to Section 27(B));
(x)    [Reserved];
(xi)    Evidence of authority, good standing (if applicable) and due authorization of Purchaser to enter into the within transaction and to perform all of its obligations hereunder, including, without limitation, the execution and delivery of all of the closing documents required by this Agreement, and setting forth such additional facts, if any, as may be needed to show that the transaction is duly authorized and is in conformity with Purchaser’s organizational documents and applicable laws;
(xii)    An acknowledgement or receipt for each of the Security Deposits paid over or credited to Purchaser at the Closing;
(xiii)    A certificate from Purchaser, certifying to Seller that all of Purchaser’s representations and warranties provided for in Section 16(B) of this Agreement are true and correct in all material respects as of the Closing Date;
(xiv)    The Closing Statement; and
(xv)    Such other instruments or documents which by the terms of this Agreement are to be delivered by Purchaser at Closing.
C.    The acceptance of the Deed by Purchaser shall be deemed to be full performance and discharge of any and all obligations on the part of Seller to be performed pursuant to the provisions of this Agreement, except where such agreements and obligations are specifically stated to survive.

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9.	Conditions Precedent.
A.    Seller’s obligations under this Agreement are subject to satisfaction of the following conditions precedent, which may be waived in whole or in part by Seller, provided such waiver is in writing and signed by Seller on or before the Closing Date:
(xvi)    Purchaser shall have paid or tendered payment of the Purchase Price and paid all other amounts payable by Purchaser pursuant to the terms hereof;
(xvii)    Purchaser shall have delivered to or for the benefit of Seller, on or before the Closing Date, all of the documents and items required to be delivered by Purchaser pursuant to Article 8 hereof and Purchaser shall have performed in all material respects all of its other obligations hereunder to be performed on or before the Closing Date; and
(xviii)    All of Purchaser’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if then made.
B.    Purchaser’s obligations under this Agreement are subject to the satisfaction of the following conditions precedent which may be waived in whole or in part by Purchaser, provided such waiver is in writing and signed by Purchaser on or before the Closing Date:
(i)    Seller shall have delivered to or for the benefit of Purchaser, on or before the Closing Date, all of the documents and items required to be delivered by Seller pursuant to Article 8 hereof and Seller shall have performed in all material respects all of its obligations hereunder to be performed on or before the Closing Date; and
(ii)    Subject to the other provisions of this Agreement, all of Seller’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if then made, and shall survive for a period of one-hundred eighty (180) days following the Closing Date, other than those representations or warranties made as of a specific date, or with reference to previously dated materials, in which event such representations and warranties shall be true and correct as of the date thereof or as of the date of such materials, as applicable. For purposes hereof, a representation or warranty shall not be deemed to have been breached if the representation or warranty is not true and correct in all material respects as of the Closing Date by reason of changed facts or circumstances arising after the date hereof which did not arise by reason of a breach of any covenant made by Seller under this Agreement.

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C.    Notwithstanding anything to the contrary contained in this Agreement, (i) Seller does not represent or warrant that any Lease will be in force or effect at Closing, that any Tenant will have performed its obligations under its Lease or that any Tenant will not be the subject of bankruptcy proceedings and (ii) the existence of any default by a Tenant, the failure by a Tenant to perform its obligations under its Lease, the termination of any Lease prior to Closing by reason of the Tenant’s default (if in accordance with the other provisions of this Agreement) or the existence of bankruptcy proceedings pertaining to any Tenant shall not affect Purchaser’s obligations hereunder in any manner or entitle Purchaser to an abatement of or credit against the Purchase Price or give rise to any other claim on the part of Purchaser.
D.    Seller shall be entitled to one or more adjournments, not to exceed sixty (60) days in the aggregate (along with all of Seller’s other adjournments under this Agreement), of the Closing Date to attempt to satisfy any of the conditions described in Section 9B above.

10.	Estoppel Certificates.
A.    As soon as reasonably practicable after the date hereof, Seller shall send to all of the Tenants a request to deliver estoppel certificates (individually, an “Estoppel” and, collectively, the “Estoppels”). Thereafter, Seller shall use reasonably diligent efforts to obtain and to deliver to Purchaser Estoppels from all of the Tenants. Seller shall obtain Estoppels from the following Tenants: McAloon & Friedman, P.C., General Services Administration, Securities Training Corporation, Open Kitchen 123 and International Center for the Disabled (collectively, the “Required Estoppel Tenants”). Each Estoppel shall either (i) be substantially in the form attached hereto as Exhibit 10 and made a part hereof, it being agreed that (a) the inclusion of qualifications as to knowledge or word of similar import, (b) references to a general condition statement such as “we reserve all rights” or “subject to our audit of ____ years operating expenses or taxes,” (c) non-material modifications, (d) modifications thereof to conform the same to Leases or other information delivered or available to Purchaser prior to the date of the execution of this Agreement shall not cause in each instance the Estoppel to be non-compliant or (ii) be on such other form as may be provided by any Tenant, provided that it certifies the matters contained in Exhibit 10; or (iii) in the event that any Lease provides for the form or content of an Estoppel that such Tenant shall be required to deliver, then such Tenant’s estoppel may be in such form or contain only those matters as an estoppel is required to address pursuant to the related Lease, without giving effect to any requirement regarding “additional information reasonably requested by the lessor” or words of similar import. Purchaser acknowledges that the following NYS tenants use their own estoppel form which Purchaser agrees may be used in lieu of the form annexed hereto: NYS Department of State, NYS Emergency Financial Control Board for New York City, NYS Office of Court Administration and NYS Comptroller’s Office. Each Estoppel, in any of the foregoing forms, shall be executed and delivered by the Tenant, confirming in all material respects only such matters as an estoppel is required to address pursuant to the related Lease, it being understood and agreed that, for the purposes of this Section 10(A), an estoppel shall fail to confirm the applicable matters in all material respects if and only if the aggregate adverse economic impact as a result of all such failures is equal to or exceeds the Floor, as defined in Section 16(C) herein (Estoppels that do confirm such applicable matters are referred to herein as the “Confirming Estoppels”). Notwithstanding the foregoing, Seller shall have no obligation to deliver an Estoppel from any Tenant which is in default

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in the payment of fixed rent or other fixed charges under its Lease or subject to bankruptcy proceedings as of the Closing (or on account of a rejected lease in bankruptcy), and the Required Percentage shall be reduced in the same proportion as the square footage of the Tenant then in default or bankruptcy and/or the rejected lease bears to the rentable square footage leased as of the date hereof (the “Adjustment Factor”). In the event that Seller is unable to obtain Confirming Estoppels from Tenants occupying seventy-five percent (75%) of the leased rentable square footage of the Premises (the “Required Percentage”), Seller may, at its option, deliver one or more certificates in lieu thereof in substantially the same form as the form of Estoppel attached hereto as Exhibit 10 (each, a “Seller Certificate”) with respect to the Leases; provided, however, that such Seller Certificate is subject to the limitations set forth in Sections 16(C) and this Section 10(A). In all events, Purchaser shall not be obligated to accept Seller Certificates in excess of ten percent (10%) of the leased rentable square footage of the Building or in place of an Estoppel from the Required Estoppel Tenants. For the sake of clarity, Seller’s obligation at Closing is to deliver Confirming Estoppels covering at least seventy-five percent (75%) of the leased rentable square footage of the Premises (of which ten percent (10%) may be in the form of a Seller Certificate and which must also include Confirming Estoppels from the Required Estoppel Tenants). Seller’s liability under each Seller’s Certificate shall expire on the earlier to occur of (a) the date of delivery to Purchaser of a Confirming Estoppel covering the amount of square footage covered by the Seller’s Certificate which has been given, or (b) the date which is one-hundred eighty (180) days after the Closing. Subject to Section 10(B) below, Seller’s failure to deliver Confirming Estoppels (or Seller’s Certificates, as applicable) under this Article 10 shall constitute a failure of a condition to Purchaser’s obligations hereunder and not a default by Seller, and Purchaser shall not be entitled to specific performance of such obligation of Seller to deliver such Confirming Estoppels. Claims of any Tenant set forth in any Estoppel shall not be deemed (alone or in combination with other matters), to cause such Estoppel not to be a Confirming Estoppel in the event such claims are based on the (i) facts disclosed in writing or available to Purchaser prior to Purchaser’s execution of this Agreement, (ii) an assertion by any Tenant that there are amounts due from Seller to such Tenant allocable to periods prior to the Closing and which, under the terms of this Agreement, Seller has agreed to pay (Seller, at its sole option, shall either pay such amounts to Tenant on or prior to the Closing Date or credit Purchaser at Closing against the Purchase Price in such amounts, or Seller shall deposit with Escrow Agent, as escrow agent, such amounts to be held in escrow pursuant to an escrow agreement reasonably acceptable to Escrow Agent, Seller and Purchaser. Such escrow agreement shall provide that amounts in escrow shall be released to Seller in the event a Confirming Estoppel is received within ninety (90) days after Closing, otherwise it shall be released to Purchaser (provided that if a credit is given, Seller shall have no liability to such tenant or to Purchaser with respect to such claim); or (iii) failure of the landlord to keep the Premises, the building systems or other improvements or equipment in good order and repair or to make required repairs or improvements thereto (it being agreed that Seller shall not be obligated to make any such repairs or improvements, and Purchaser hereby expressly agrees that for all purposes of this Agreement the obligation to make any such repairs or improvements shall be conclusively deemed to have arisen or accrued after the Closing).
B.    Following the receipt by Seller of an original Confirming Estoppel from a Tenant, upon the request of Purchaser, Seller agrees to send such Tenants a form of SNDA (upon receipt thereof from Purchaser’s lender), which SNDA shall be among Purchaser, Purchaser’s Lender and

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such Tenant, in connection with Purchaser’s financing. Notwithstanding the immediately preceding sentence, it is expressly understood and acknowledged by Purchaser that this Contract and Purchaser’s obligations hereunder are not contingent or conditioned upon the execution and return by Tenant of such SNDA nor entitle Purchaser to a reduction in the Purchase Price.
C.    Seller shall not be required to expend any money, provide financial accommodations or commence any litigation in connection with obtaining such Estoppels.
D.    Seller shall be entitled to one or more adjournments, not to exceed sixty (60) days in the aggregate (along with all of Seller’s other adjournments under this Agreement), of the Closing Date to obtain Tenant Estoppels.

11.	Cancellation of Contracts.
If Purchaser desires that Seller cancel any Existing Contract, and such Existing Contract is cancelable without cause upon no more than thirty (30) days’ notice by Seller or without payment of a cancellation fee or any other consideration (the “Desired Cancelled Contracts”), Purchaser shall provide Seller with a list thereof within four (4) business days prior to Closing. Seller shall, on or before the Closing Date, notify all parties under the Desired Cancelled Contracts of such cancellation. Purchaser understands and agrees that certain Desired Cancelled Contracts may remain in effect after the Closing through the expiration of the contractual termination period thereunder and that Purchaser shall be responsible for all payments and other obligations under such Desired Cancelled Contracts accruing after the Closing. Notwithstanding anything to the contrary contained herein, the existing property management and leasing agency agreement with East End Realty shall be terminated by Seller as of the Closing and Seller shall be responsible for all costs and expenses associated therewith. The “Surviving Contracts” shall mean the New Contracts and the Existing Contracts, excluding those Desired Cancelled Contracts which have actually been cancelled with an effective cancellation date on or before the Closing.

12.	Right of Inspection.
A.    Purchaser and Purchaser’s Representatives, prior to the Closing and during regular business hours, upon at least two (2) business days’ prior written notice to Seller, may inspect the Premises, provided that (i) Purchaser and Purchaser’s Representatives shall not communicate with any Tenants or occupants of the Premises without, in each instance, the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion; provided, however, that Purchaser and Purchaser’s Representatives may, through Seller, schedule meetings during regular business hours with any Tenant on the following conditions: (a) no such meeting shall be scheduled until the applicable Tenant has delivered an Estoppel; (b) no such meeting shall occur unless Seller and/or Seller’s leasing agent is in attendance (for such purposes, Seller agrees to make its leasing agent available at reasonable times during regular business hours upon at least two (2) business days prior written notice); and (c) Seller makes no guaranty or assurance that any Tenant will consent to such a meeting, (ii) Purchaser and Purchaser’s Representatives shall not perform any invasive tests with respect to the Premises without the prior written consent of Seller in each instance, which consent may be withheld in Seller’s sole but reasonable discretion, (iii) Purchaser shall have no additional rights or remedies under this Agreement as a result of such inspection(s) or any findings in connection

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therewith and (iv) Purchaser may exercise such right of access no more than five (5) times, plus a final inspection prior to the Closing, plus such additional times as to which Seller may consent in Sellers sole discretion. Any entry upon the Premises shall be performed in a manner which is not unreasonably disruptive to Tenants or occupants of the Premises or the normal operation of the Premises and shall be subject to the rights of any Tenants or occupants of the Premises. Purchaser and Purchaser’s Representatives shall (i) exercise reasonable care at all times that Purchaser shall be present upon the Premises, (ii) at Purchaser’s expense, Purchaser and Purchaser shall cause Purchasers Representatives to observe and comply with all applicable laws and any conditions imposed by any insurance policy then in effect with respect to the Premises and (iii) not engage in any activities which would violate the provisions of any permit or license pertaining to the Premises. Seller shall have the right to have a representative of Seller accompany Purchaser and Purchaser’s Representatives during any such communication or entry upon the Premises.
B.    Additionally, in conducting any inspection of the Premises or otherwise accessing the Premises, neither Purchaser nor any of Purchaser’s Representatives shall (i) contact or have any discussions with any of Seller’s employees, agents or representatives, or contractors providing services to, the Premises, unless in each case Purchaser obtains the prior consent of Seller, which may be withheld in Seller’s sole discretion, it being agreed that all such contacts or discussions shall, pending any such approval, be directed to Adam Pagoda, or (ii) damage the Premises. Purchaser agrees to be responsible for the cost of repairing and restoring any damage or disturbance which Purchaser or Purchaser’s Representatives shall cause to the Premises incurred by Seller in connection therewith. All inspection fees, appraisal fees, engineering fees and other costs and expenses of any kind incurred by Purchaser or Purchaser’s Representatives relating to such inspection or its other access shall be at the sole expense of Purchaser. If Closing hereunder shall not occur for any reason whatsoever, Purchaser shall: (A) at the request of Seller, promptly deliver to Seller, at no cost to Seller, and without representation or warranty, the originals of all tests, reports and inspections of the Premises, made and conducted by a third party for Purchaser or Purchaser’s Representatives or for Purchaser’s benefit which are in the possession or control of Purchaser, without any representation or warranty with respect thereto, and (B) promptly return to Seller copies of all due diligence materials delivered by Seller to Purchaser and shall destroy all copies of abstracts thereto. Purchaser and Purchaser’s Representatives shall not be permitted to conduct borings of the Premises or drilling in or on the Premises, or any other minimally invasive testing in connection with the preparation of an environmental audit or in connection with any other inspection of the Premises without the prior written consent of Seller, which shall not be unreasonably withheld (and, if such consent is given, Purchaser shall be responsible for the cost of repairing and restoring any damage as aforesaid and shall reimburse Seller upon demand for any costs incurred by Seller in connection therewith).
C.    Purchaser hereby agrees to indemnify, defend and hold Seller, its officers, shareholders, partners, members, directors, employees, attorneys and agents harmless from and against any and all liability, loss, cost, judgment, claim, damage or expense (including, without limitation, attorneys’ fees and expenses), resulting from or arising out of the entry upon the Premises by Purchaser and its employees, agents, consultants, contractors and advisors. The foregoing indemnification shall survive the Closing or the termination of this Agreement.

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D.    As a condition precedent to entering the Premises in connection with any inspection, Purchaser shall maintain or cause to be maintained, at Purchaser’s sole cost and expense, a policy of comprehensive general public liability and property damage insurance by an insurer or syndicate of insurers reasonably acceptable to Seller: (a) with a combined single limit of not less than Three Million Dollars ($3,000,000.00) general liability and Five Million Dollars ($5,000,000.00) excess umbrella liability, or any combination thereof, with a limit of not less than Eight Million Dollars ($8,000,000.00), (b) insuring Purchaser, Seller, their respective affiliates, Seller’s lender and any other person or entity related to Seller or involved with the transaction contemplated by this Agreement (such additional persons or entities to be designated in writing by Seller), as additional insureds, against any injuries or damages to persons or property that may result from or are related to (x) Purchaser’s or Purchaser’s Representatives entry upon the Premises and (y) any inspection or other activity conducted thereon by Purchaser or Purchaser’s Representatives and (c) containing a provision to the effect that insurance provided by Purchaser hereunder shall be primary and noncontributing with any other insurance available to Seller. Purchaser shall deliver evidence of such insurance coverage to Seller prior to the commencement of the first inspection and proof of continued coverage prior to any subsequent inspection.
E.    Notwithstanding any provision in this Agreement to the contrary, neither Purchaser nor any of Purchaser’s Representatives shall contact any Federal, state, county, municipal or other department or governmental agency regarding the Premises (other than accessing publicly available documents) without Seller’s prior written consent thereto which consent may be withheld in Seller’s sole discretion, provided that Title Insurer may order customary searches. In addition, if Seller’s consent is obtained by Purchaser, Seller shall be entitled to receive at least five (5) business days prior written notice of the intended contact and shall be entitled to have a representative present when Purchaser has any such contact with any governmental official or representative.

13.	Title Insurance.
A.    Title Insurer has issued and delivered to Purchaser and Seller a title insurance report and commitment dated December 10, 2014 for a fee owner’s title insurance policy (Title No. 820212(0–NY-CR-KV)B (“Seller’s Title Commitment”). Purchaser may order a new report (the “Commitment”) from Title Insurer and any update of the Commitment from Title Insurer. At Closing, Purchaser shall cause title to the Premises to be insured by the Title Insurer at Purchaser’s sole cost and expense. Except as otherwise expressly provided in this Agreement, Seller shall have no obligation to remove any exception to title. Except for the items identified in Exhibit “4(a)(ii)” (the “Known Title Objections”), Purchaser unconditionally waives any right to object to any matters set forth in Seller’s Title Commitment. At Closing, Seller shall deliver and Purchaser shall accept the Premises subject only to the Permitted Exceptions. If exceptions to title appear on the Commitment or any update or continuation of the Commitment (each a “Continuation”) which are not Permitted Exceptions or Required Removal Items, Purchaser shall notify Seller thereof within the earlier of five (5) business days after Purchaser receives such Continuation and the last business day prior to the Closing Date, time being of the essence, and if Seller is unable, or elects not to attempt, to eliminate such exceptions to title, or if Seller elects to attempt to eliminate any such exceptions to title but is unable to do so or thereafter decides not to eliminate the same, and accordingly, is unable to convey title to the Premises in accordance with the provisions of this

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Agreement, Seller shall so notify Purchaser and, within five (5) business days after receipt of such notice from Seller, Purchaser shall elect either (i) to terminate this Agreement by notice given to Seller (time being of the essence with respect to Purchaser’s notice), in which event the provisions of Article 14 of this Agreement shall apply, or (ii) to accept title to the Premises subject to such exceptions, without any abatement of the Purchase Price. If Purchaser shall not notify Seller of such election within such five (5) business day period, time being of the essence, Purchaser shall be deemed to have elected clause (ii) above with the same force and effect as if Purchaser had elected clause (ii) within such five (5) business day period.
B.    If the Commitment discloses judgments, bankruptcies or similar returns against persons or entities having names the same as or similar to that of Seller but which returns are not against Seller, Seller, on request, shall deliver to Purchaser or Title Insurer affidavits reasonably acceptable to Seller to the effect that such judgments, bankruptcies or returns are not against Seller.
C.    If the Commitment discloses exceptions (other than the Permitted Exceptions) which (i) may be removed solely by reference to Seller’s existing title policy, or (ii) may be removed or satisfied by the payment of a liquidated sum of money (the “Title Cure Amount”) not in excess of One Million Dollars and 00/100 ($1,000,000.00) in the aggregate with any sums expended or incurred by Seller pursuant to Section 16(D), or (iii) were created, consented to or affirmatively permitted by Seller in writing after the date hereof, or is any mortgage encumbering the Premises (except that Seller shall not be required to satisfy the current mortgage covering the Premises if it is assigned pursuant to Section 43 below), then in any such case, Seller shall remove such exceptions and the failure on the part of Seller to have such exceptions removed shall be a Seller’s Willful Default (the exceptions meeting the criteria set forth in clauses (i), (ii) or (iii) are referred to herein as “Required Removal Items”). In addition, Seller shall cause the Known Title Objections and the Required Removal Items to be satisfied, bonded over or otherwise secured to enable the Title Insurer to insure over the Known Title Objections and the Required Removal Items, or to remove the Known Title Objections and the Required Removal Items from Purchaser’s title insurance policy (except that Seller shall not be required to satisfy the current mortgage covering the Premises if it is assigned pursuant to Section 43 below). The cost of removing or satisfying the Known Title Objections of the Required Removal Items described in clauses (i) and (iii) of this Section 13(C) shall not be counted against the Title Cure Amount. Notwithstanding the foregoing, Seller, at its option in lieu of satisfying such exceptions, may deposit with Title Insurer such amount of money and provide such documentation, affidavits and indemnities as may be reasonably determined by Title Insurer as being sufficient to induce it to insure Purchaser against collection of such liens and/or encumbrances, including interest and penalties, out of or against the Premises, in which event such exceptions shall not be objections to title.
D.    Seller shall be entitled to one or more adjournments of the Closing Date, not to exceed sixty (60) days in the aggregate (in addition to all of Seller’s other adjournments under this Agreement), to remove any exceptions to title which Seller is obligated to remove under this Agreement or elects to attempt, but is not obligated, to remove.
E.    Notwithstanding the foregoing provisions of this Article 13, in the event that Title Insurer shall raise an exception to title which is not a Permitted Exception, Seller shall have no

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obligation to eliminate such exception and Purchaser shall have no right to terminate the Agreement by reason of such exception if Title Insurer shall be prepared to insure title to the Premises at regular rates without such exception.
F.    Purchaser shall pay the costs of examination of title and any owner’s or mortgagee’s policy of title insurance to be issued insuring Purchaser’s title to the Property, as well as all other title charges, survey fees, recording charges and any and all other costs or expenses incident to the Closing.
G.    Notwithstanding anything in Article 13 hereof to the contrary, Purchaser may at any time accept such title as Seller can convey, without reduction of the Purchase Price or any credit or allowance on account thereof or any claim against Seller. The acceptance of the Deed by Purchaser shall be deemed to be full performance of, and discharge of, every agreement and obligation on Seller’s part to be performed under this Agreement, except for the documents executed at Closing and such matters which are expressly stated in this Agreement to survive the Closing, to the limit of such survival.

14.	Return of Deposit.
Subject to Section 13, if Seller is unable to convey title in accordance with the express terms of this Agreement or if, in accordance with the terms of this Agreement, Purchaser is entitled to and elects to terminate this Agreement, subject to Article 23 of this Agreement, then this Agreement shall terminate and neither party to this Agreement shall have any further rights or obligations hereunder, except that Escrow Agent shall refund to Purchaser the Deposit (together with all interest thereon, if any), and neither party to this Agreement shall thereafter have any further right or obligation hereunder, except for the rights and obligations hereunder that expressly survive the termination of this Agreement.

15.	Purchaser’s Default.
If Purchaser shall default hereunder or shall fail or refuse to perform its obligations in accordance with this Agreement, the parties hereto agree that Seller’s sole remedy shall be to terminate this Agreement and retain the Deposit (together with all interest thereon, if any) as liquidated damages, it being expressly understood and agreed that in the event of Purchaser’s default, Seller’s damages would be impossible to ascertain and that the Deposit (together with all interest thereon, if any) constitutes a fair and reasonable amount of compensation in such event. Upon such termination, neither party to this Agreement shall have any further rights or obligations hereunder except that: (a) Purchaser shall return to Seller all written material relating to the Premises or the transaction contemplated herein delivered by or on behalf of Seller in the manner provided in Section 12(B) hereof; (b) Escrow Agent shall deliver to Seller and Seller shall retain the Deposit (together with all interest thereon, if any) as liquidated damages, except with respect to any breaches of Surviving Obligations (as hereinafter defined); and (c) any provisions of this Agreement which expressly survive the termination of this Agreement (collectively, the “Surviving Obligations”) shall survive and continue to bind Purchaser and Seller.

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16.	Representations and Warranties.
A.    Seller hereby represents and warrants to Purchaser as follows:
(i)    To the Seller’s Actual Knowledge, the Leases listed on Exhibit “1(B)” are the only leases, licenses, tenancies, possession agreements and occupancy agreements affecting the Premises on the date of this Agreement in which Seller holds the lessor’s, licensor’s or grantor’s interest and there are no other leases, licenses, tenancies, possession agreements or occupancy agreements affecting the Premises (other than subleases, licenses, tenancies or other possession or occupancy agreements which may have been entered into by the Tenants, or their predecessors in interest, under such Leases); to the extent in the possession or control of Seller, Seller has made copies of all such Leases available to Purchaser, which such Leases are true, complete and correct in all material respects; as of the date hereof, except as may be set forth in Exhibit “1(B)”, Seller, as lessor under such Leases, has not received any written notice of any material default of any of its material obligations under such Leases which has not been cured; and no Tenant is in arrears in the payment of Base Rent for any period in excess of thirty (30) days, except as set forth on Exhibit “16(A)(i)”. Except as set forth in the Leases, (a) no Tenant is entitled to rental concessions or abatements for any period subsequent to the scheduled date of Closing, (b) no other or additional renewal or extension options have been granted to the Tenants and (c) no person, firm, or entity, and none of the tenants, has any rights in, or rights to purchase or acquire all, or any part of the Real Property, including, without limitation, a right of first refusal, right of first offer or option to purchase or lease with respect thereto other than Purchaser hereunder. As of the date hereof, none of the Tenants has made any request for any assignment, transfer, or subletting in connection with all or a portion of the Premises which is presently pending or under consideration. All of the Leases are in full force and effect in accordance with their respective terms, and none of the Leases has been modified, amended, renewed or extended except as set forth in Exhibit “1(B)”; subject to Section “20(E)”, all specified work required to be performed by the landlord under the Leases (as distinguished from compliance with general maintenance and repair obligations of Landlord) up to the date of Closing has been substantially completed or will be substantially completed prior to the Closing; all specified construction allowances or other sums to be paid to any of the Tenants (as distinguished from costs or reimbursements related to compliance with general maintenance and repair obligations of Landlord) up to the date of Closing have been or will be paid in full prior to the Closing; Seller has not received written notice from any Tenant claiming that any so-called “landlord’s Work” (such as, for example, work which was a condition to the initial commencement of the term thereof) remains incomplete. No action, proceeding or arbitration is pending on the date hereof with any Tenant in respect of its tenancy or its Lease; Seller represents and warrants to Purchaser that, to Seller’s Actual Knowledge, Seller has heretofore billed all Tenants for all Base Rents, Overage Rents and Reimbursable Payments due under the Leases;
(ii)    To Seller’s Actual Knowledge, the Union Employee(s) listed on Exhibit “16(A)(ii)” are all of the Union Employees who work at the Premises as of the date hereof;
(iii)    To Seller’s Actual Knowledge, the Existing Contracts listed on Exhibit “1(C)” are the only Existing Contracts; Seller has made copies of all such Existing Contracts available to Purchaser, which such Existing Contracts are true, complete and correct in all material respects;

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(iv)    To Seller’s Actual Knowledge, the Telecommunications Contracts listed on Exhibit “1 (D)” are the only Telecommunications Contracts; to the extent in the possession or control of Seller, Seller has made copies of all such Telecommunications Contracts available to Purchaser, which such Telecommunications Contracts are true, complete and correct in all material respects;
(v)    To Seller’s Actual Knowledge, there are no judgments of any kind against Seller unpaid or unsatisfied of record, except as shown on Seller’s Title Commitment;
(vi)    Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware; Seller has taken all action required to execute, deliver and, subject to obtaining any consents or waivers required to be obtained prior to the Closing, perform this Agreement and to make all of the provisions of this Agreement the valid and enforceable obligations they purport to be and has caused this Agreement to be executed by a duly authorized person;
(vii)    This Agreement and all documents which are to be delivered to Purchaser by Seller at the Closing are, or at the time of Closing will be, duly authorized, executed and delivered by Seller; are, or at the time of Closing will be, legal, valid and binding obligations of Seller enforceable in accordance with their terms, subject to general principles of equity and to bankruptcy, insolvency, reorganization, moratorium or other similar laws presently or hereafter in effect affecting the rights of creditors or debtors generally; and do not conflict with any provision of any law or regulation to which Seller is subject, violate any provision of any judicial order to which Seller is a party or to which Seller or the Premises is subject. The execution, delivery and performance of this Agreement does not require the consent or approval of any court, administrative or governmental authority and do not result in the creation or imposition of any lien or equity of any kind whatsoever upon, or give to any other person any interest or right (including any right of termination or cancellation) in or with respect to, any material agreement to which Seller is a party or the business or operations of Seller or any of its properties or assets;
(viii)    Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code;
(ix)    Seller has not received written notice of any pending or threatened condemnation with respect to the Premises or any part thereof;
(x)    There are no actions, suits or proceedings against Seller in any court of law or in equity or before any governmental instrumentality that would materially adversely affect the ability of Seller to perform its obligations, or materially adversely affect Purchaser’s right, under this Agreement or the use or operation of the Premises;
(xi)    To Seller’s Actual Knowledge, the Brokerage Agreements listed on Exhibit “1(E)” are the only brokerage agreements entered into by Seller with respect to leasing of portions of the Premises that remain outstanding and in effect. Seller has made copies of all such Brokerage Agreements available to Purchaser, which such Brokerage Agreements are true, complete and correct in all material respects;

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(xii)    Other than as set forth on Exhibit “16(A)(xii)”, Seller has not commenced any tax assessment reduction proceedings with respect to the Premises;
(xiii)    Exhibit “16(A)(xiii)” sets forth all Security Deposits, together with all interest earned thereon (including those in the form of Letters of Credit), presently held by or on behalf of Seller with respect to the Leases. Seller shall not apply any portion of the Security Deposits against any Tenant default subsequent to the date of this Agreement unless and until Tenant has vacated the Premises or unless Purchaser is in default under this Agreement after the Initial Closing Date or adjourned Closing Date, as applicable;
(xiv)    Seller currently maintains casualty insurance that, to Seller’s Actual Knowledge, would be sufficient to restore the Building to its current condition as of the date hereof in the event of a casualty, subject to customary conditions, qualifications and exclusions of insurance policies for similarly situated properties;
(xv)    OFAC. To Seller’s Actual Knowledge, neither Seller nor Seller’s officers or directors are (i) currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, and (iii) an Embargoed Person (as hereinafter defined). The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder;
(xvi)    ERISA. Seller is not and is not acting on behalf of an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended or an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of any such employee benefit plan or plans;
(xvii)    Except as set forth on Exhibit “1(B)”, Seller has not received notice from any of the tenants or from the holder of any mortgage, requesting the performance of any repairs, alterations or other work, or for the correction of any defaults under any agreements, ordinances, rules or otherwise with respect to the Premises, which shall remain uncured on the Closing Date.
(xviii)    Except as set forth on Exhibit “16(A)(xviii)”, there are no prepaid rents by Tenants.
(xix)    Seller has made copies of all Union Agreements available to Purchaser, which Union Agreement are, to Seller’s Actual Knowledge, true, complete and correct in all material respects.

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(xx)    Seller’s Work set forth on Exhibit 20(D) is a true, correct and complete list, and the contracted cost to complete (or the original estimated cost to complete if no such contract has been entered into as of the date hereof), of all base building work (excluding routine repair and maintenance) currently underway in, on or about the Premises.
(xxi)     The work set forth on Exhibit “16(A)(xxi)” (collectively, “Landlord’s Work”) identifies any and all work required to be performed by the landlord and yet to be completed under any Lease (i) as a condition to the initial commencement of the term thereof, (ii) that landlord agreed to perform thereunder after the commencement of the term thereof, but in connection with tenants’ initial occupancy (such as, for example, base building bathroom renovations, or other work the landlord agreed to perform during the performance of the applicable tenant’s initial alterations), or (iii) with respect to any tenant already in occupancy of its premises under its Lease but who has claimed in writing to Seller that work which was a condition to the initial commencement of the term thereof remains incomplete (it being understood that the work set forth on Exhibit “16(A)(xxi)” is not intended to identify typical ongoing maintenance and repair work required to be performed by the landlord thereunder). Exhibit “16(A)(xxi)” shall also set forth the original estimated cost to complete, Landlord’s Work.
(xxii)    To Seller’s Actual Knowledge, neither Seller nor Seller’s Service Providers are delinquent in any obligations under the Union Agreement, including but not limited to wages and benefit fund contributions pursuant to such Union Agreement. Neither Seller nor, to Seller’s Actual Knowledge, Seller’s Service Provider have received written notice of any grievances having been filed under such Union Agreement nor, to Seller’s Actual Knowledge, are there any valid bases for such grievances. Neither Seller nor Seller’s Service Provider have received written notice of any unfair labor practice charges or proceedings before the National Labor Relations Board in connection with the operation of the Premises, nor to Seller’s Actual Knowledge, are there any valid bases for such charges.
B.    Purchaser represents and warrants to Seller that, as of the date hereof:
(i)    Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and, is and in good standing and qualified to do business under the laws of the State of New York; Purchaser has taken all action required to execute, deliver and perform this Agreement and to make all of the provisions of this Agreement the valid and enforceable obligations they purport to be and has caused this Agreement to be executed by a duly authorized person;
(ii)    This Agreement and all documents which are to be delivered to Seller by Purchaser at the Closing: are, or at the time of Closing will be, duly authorized, executed and delivered by Purchaser; are, or at the time of Closing will be, legal, valid and binding obligations of Purchaser enforceable in accordance with their terms, subject to general principles of equity and to bankruptcy, insolvency, reorganization, moratorium or other similar laws presently or hereafter in effect affecting the rights of creditors or debtors generally; and do not conflict with any provision of any law or regulation to which Purchaser is subject, violate any provision of any judicial order to which Purchaser is a party or to which Purchaser is subject;

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(iii)    There are no judgments, orders or decrees of any kind against Purchaser unpaid or unsatisfied of record and no legal action, suit or other legal or administrative proceeding pending, threatened or reasonably anticipated which could be filed before any court or administrative agency which has, or is likely to have, any material adverse effect on (a) the business or assets or the condition, financial or otherwise, of Purchaser or (b) the ability of Purchaser to perform its obligations under this Agreement;
(iv)    Purchaser has not filed any petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency, nor has any such petition been filed against Purchaser; No general assignment of Purchaser’s property has been made for the benefit of creditors, and no receiver, master, liquidator or trustee has been appointed for Purchaser or any of its property; Purchaser is not insolvent and the consummation of the transactions contemplated by this Agreement shall not render Purchaser insolvent; Purchaser has now and will have as of the Closing Date sufficient capital or net worth to meet its current obligations; and Purchaser certifies that any financial statements and any financial statements of Purchaser and/or any affiliate of Purchaser submitted to Seller are true, correct and complete; and
(v)    Purchaser, to Purchaser’s knowledge, is (a) not a person and/or entity with whom Seller is restricted from doing business under the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq.; the Trading With the Enemy Act, 50 U.S.C. App. § 5; the USA Patriot Act of 2001; any executive orders promulgated thereunder, any implementing regulations promulgated thereunder by OFAC (including those persons and/or entities named on OFAC’s List of Specially Designated Nationals and locked Persons); or any other applicable law of the United States; (b) (i) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, and (ii) an Embargoed Person (as hereinafter defined). The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder.
C.    The representations of Seller set forth in Section 16 of this Agreement, the statements of Seller in any Seller Estoppel and the Seller’s indemnity obligations to Purchaser under this Agreement and any document delivered by Seller at Closing which contains an indemnity (collectively, the “Surviving Seller Representation(s)”) shall survive the Closing under this Agreement for a period of one-hundred eighty (180) days after the Closing Date (the “Survival Period”); provided, however, that the representations of Seller set forth in this Agreement with respect to Leases shall not survive the Closing to the extent a Tenant Estoppel covering substantially the same matter is delivered. Each Surviving Seller Representation shall automatically be null and void and of no further force and effect after the Survival Period unless, prior to the end of the Survival Period, Purchaser shall have asserted in writing a specific claim with respect to the particular Surviving Seller Representation and commenced a legal proceeding within sixty (60) days thereafter against Seller alleging that Seller is in breach of such Surviving Seller Representation and that

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Purchaser has suffered actual damages as a result thereof (a “Proceeding”); provided, however, and in every case Purchaser’s recovery for any claims referenced above shall be net of insurance proceeds and any indemnity contribution or similar payment recoverable by Purchaser from any insurance company, tenant or third party. In no event shall Purchaser be entitled to assert any incidental, indirect, special, exemplary, consequential or punitive damages, nor shall it be entitled to any lost profits, unrealized expectations, similar claims or to any award or payment based on such damages. If Purchaser timely commences a Proceeding, and a court of competent jurisdiction, pursuant to a final, non-appealable order in connection with such Proceeding, determines that (1) the applicable Surviving Seller Representation was breached as of the date of this Agreement or the Closing Date and (2) Purchaser suffered actual damages (the “Damages”) by reason of such breach and (3) Purchaser did not have knowledge of such breach prior to the Closing and is not deemed to have knowledge as described in clause (D) below and (4) the breach was “material” (as defined in Section 16(D)(ii)), then Purchaser shall be entitled to receive an amount equal to the Damages, but in no event in an amount greater than the Ceiling (as hereinafter defined); provided, however, Purchaser shall not be entitled to pursue any claims against Seller for damage to Purchaser to the extent the aggregate of such claims is less than the Floor (as hereinafter defined). If Purchaser has a single claim against Seller that is more than the Floor or multiple claims that, in the aggregate, is more than the Floor, then Purchaser shall be entitled to pursue the actual loss suffered by Purchaser in connection with such claim against Seller, but in no event shall Seller’s liability for any and all claims exceed the Ceiling. For purposes of this Section 16(C), Purchaser shall be deemed to have actual knowledge if Purchaser and/or its affiliates and their respective officers, employees, agents, representatives or consultants had knowledge of the fact in issue prior to Closing. As used herein, “Floor” shall mean with respect to any claim or claims against Seller for breach of any Surviving Seller Representation, Two Hundred Thousand Dollars and 00/100 ($200,000.00), and “Ceiling” shall mean Two Million Five Hundred Thirty Thousand Dollars and 00/100 ($2,530,000.00). During the Survival Period, Seller agrees to maintain a net worth in an amount equal to the Ceiling, which Purchaser acknowledges and agrees may be satisfied by Seller maintaining cash and/or securities (which shall be reasonably evidenced by Seller to Purchaser). If at the expiration of the Survival Period, Purchaser’s claim for Damages is less than the Ceiling, Seller’s agreement to maintain a net worth as set forth above shall be reduced to the amount of the Purchaser’s claim for Damages, if any.
D.    (i) Until Closing, Seller shall update any representation or warranty in this Agreement to correct any material mistake and/or to reflect any material matter which arises subsequent to the date of this Agreement. If Purchaser has knowledge of any matter which would constitute a material breach of Seller’s representations and warranties, Purchaser shall notify Seller of such material breach within the earlier of five (5) business days of learning of same and the Closing Date, failing which Purchaser shall be deemed to waive any such material breach of Seller’s representations and warranties. Seller shall have the right to contest Purchaser’s determination as to a material breach of Seller’s representations and warranties, and shall have the right to attempt to cure such breach without being obligated to complete such cure. In addition, Seller shall have until the date that is the later of the originally scheduled Closing Date or sixty (60) days from the date of Purchaser’s notice to cure any such material breach of Seller’s representations and warranties and, at Seller’s sole option, the Closing Date shall be extended to such sixtieth (60th) day (or any earlier business day) after Purchaser’s notice to permit such cure by Seller. If the Seller fails to cure any such

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material breach of Seller’s representations and warranties, then Purchaser, as its sole and exclusive remedy, shall have the right to terminate this Agreement by written notice to Seller, in which case Escrow Agent shall return the Deposit (together with all interest thereon, if any) to Purchaser and neither party to this Agreement shall thereafter have any further right or obligation hereunder, other than the Surviving Obligations. For the purposes of Section 16, “material” shall mean any state of facts, taken alone or together with all other material untruths or inaccuracies and all such covenants with which Seller has not materially complied, the restoration of which to the condition represented or warranted by Seller under this Agreement, or the cost of compliance with which, would cost in excess of Two Hundred Thousand Dollars and 00/100 ($200,000.00).
(ii)    The representations and warranties of Seller set forth in this Agreement are subject to the following limitations: (i) subject to the express provisions of Section 24, Seller does not represent or warrant that any particular Lease or contract will be in force or effect as of the Closing or that the tenants or contractors thereunder, as applicable, will not be in default thereunder, (ii) to the extent that Seller has delivered or made available to Purchaser (or to any Diligence Party (as hereinafter defined)) any Leases, contracts or other information with respect to the Premises at any time prior to the execution of this Agreement, and such Leases, contracts or other information contain provisions inconsistent with any of such representations and warranties, then such representations and warranties shall be deemed modified to conform to such provisions and Purchaser shall be deemed to have knowledge thereof and, (iii) in the event that, prior to the Closing, Purchaser or any Diligence Party shall obtain knowledge of any information that is contradictory to, and would constitute the basis of a breach of, any representation or warranty or failure to satisfy any condition on the part of Seller, then promptly thereafter (and, in all events, prior to Closing), Purchaser shall deliver to Seller notice of such information as provided in Section D(i) specifying the representation, warranty or condition to which such information relates, and Purchaser further acknowledges that such representation, warranty or condition will not be deemed breached in the event Purchaser shall have, prior to Closing, obtained knowledge of any information that is contradictory to such representation or warranty and shall have failed to disclose to Seller as required hereby and Purchaser shall not be entitled to bring any action after the Closing Date based on such representation, warranty or condition. Without limiting the generality of the foregoing, Purchaser shall be deemed to know that any representation or warranty contained herein is untrue, inaccurate or breached to the extent that (1) Purchaser or any Diligence Party has knowledge of any fact or information which is inconsistent with such representation or warranty or (2) it is contained in the Diligence Reports or (3) this Agreement or any Lease, contract or other information with respect to the Premises delivered or made available to Purchaser or any Diligence Party contain provisions inconsistent with any such representations and warranties. “Diligence Party” shall mean any of the following: (i) Purchaser and (ii) any direct or indirect officers, directors, employees, agents, consultants, affiliates, attorneys and representatives of Purchaser who were involved in the negotiation of this Agreement, reviewed any Lease, contracts or other information relating to the Premises, were involved in the performance of the due diligence conducted in order to prepare the same, or who otherwise approved the transactions contemplated hereunder. “Diligence Reports” mean the results of any examinations, inspections, investigations, test, studies, analyses, appraisals, evaluations and/or investigations prepared by or for or otherwise obtained by or on behalf of Purchaser in connection with the Premises.

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E.    Any and all uses of the phrase, “to Seller’s Actual Knowledge” or other references to Seller’s knowledge in this Agreement (or in any Seller estoppel certificate or other document delivered by Seller pursuant to the terms of this Agreement), shall mean the actual, present, conscious knowledge of Jonathon Yormak, Adam Pagoda, David Peretz, and Mark Van Zandt (collectively, the “Seller Knowledge Individuals”) as to a fact at the time given without any investigation or inquiry. Without limiting the foregoing, Purchaser acknowledges that the Seller Knowledge Individuals have not performed and are not obligated to perform any investigation or review of any files or other information in the possession or control of Seller, or make any inquiry of any persons, or to take any other actions in connection with the representations and warranties of Seller set forth in this Agreement. Neither the actual, present, conscious knowledge of any other individual or entity, nor the constructive knowledge of the Seller Knowledge Individuals or of any other individual or entity, shall be imputed to the Seller Knowledge Individuals. Such individuals shall have no personal liability under this Agreement or otherwise with respect to the Real Property.

17.	Broker.
A.    Seller represents to Purchaser that it has not dealt with any broker, finder or like agent in connection with this transaction other than CBRE (“Broker”). Seller shall pay the amounts due Broker at Closing as set forth in a separate agreement by and between Seller and Broker. Seller hereby indemnifies and holds Purchaser harmless from and against any and all claims for any commission, fee or other compensation by any person or entity, including Broker, who shall claim to have dealt with Seller in connection with this transaction and for any and all costs actually incurred by Purchaser in connection with any such claims including, without limitation, reasonable attorneys’ fees and disbursements.
B.    Purchaser represents to Seller that it has not dealt with any broker, finder or like agent in connection with this transaction other than Broker. Purchaser hereby indemnifies and holds Seller harmless from and against any and all claims for any commission, fee or other compensation by any person or entity (other than Broker), who shall claim to have dealt with Purchaser in connection with this transaction and for any and all costs actually incurred by Seller in connection with any such claims including, without limitation, reasonable attorneys’ fees and disbursements.
C.    The provisions of this Article 17 shall survive the Closing or any early termination of this Agreement.

18.	Condemnation and Destruction.
A.    If, prior to the Closing Date, all or any “Significant Portion” (as hereinafter defined) of the Premises is taken, or rendered unusable for its current purpose or reasonably inaccessible by eminent domain (or is the subject of a pending or contemplated taking which has not been consummated), Seller shall notify Purchaser of such fact and Purchaser shall have the option to terminate this Agreement upon notice to Seller given not later than five (5) days after receipt of Seller’s notice. For purposes of this Section 18(A) and Section 18(B) hereof, a “Significant Portion” shall mean that the reasonable estimated cost to repair or restore such damage, or the amount of the condemnation award with respect to such taking shall exceed Ten Million Four Hundred Thousand and 00/100 Dollars ($10,400,000), or if the ingress or egress to the Premises is

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materially and permanently adversely affected or disturbed or more than five percent (5%) of the Improvements are taken. If this Agreement is terminated as aforesaid, neither party shall have any further right or obligation hereunder except that Escrow Agent shall refund to Purchaser the Deposit (together with interest thereon, if any). If Purchaser does not elect to terminate this Agreement (provided that Purchaser’s failure to elect to terminate shall be deemed an election to close pursuant to the terms of this Agreement) or if the portion of the Premises which is taken or rendered unusable or reasonably inaccessible by eminent domain (or is the subject of a pending or contemplated taking which has not been consummated) is not a Significant Portion of the Premises, Purchaser shall accept so much of the Premises as remains after such taking with no abatement of the Purchase Price, and at the Closing, Seller shall assign and turn over to Purchaser, and Purchaser shall be entitled to receive and keep, all of Seller’s interest in and to all awards for such taking by eminent domain.
B.    If, prior to the Closing Date, a Significant Portion of the Building is destroyed by fire or other casualty. Seller shall notify Purchaser in writing of such fact and Purchaser shall have the option to terminate this Agreement upon ten (10) days’ notice to Seller given not later than ten (10) days after receipt of Seller’s notice, which notice from Seller shall include an estimate from the adjuster for Seller’s insurance carrier as to the cost to restore the Premises, provided, however, that within such ten (10) day period Seller may, at its option, notify Purchaser that it intends to repair such damage at its sole cost and expense, and Seller may, upon such notice, postpone the Closing for a period of time reasonably necessary, but not to exceed One Hundred twenty (120) days in the aggregate, to make such repairs. If Purchaser shall elect to terminate this Agreement as aforesaid (provided that Purchaser’s failure to elect to terminate shall be deemed an election to close pursuant to the terms of this Agreement), and Seller shall not notify Purchaser within such ten (10) day period of its intention to make such repairs, this Agreement shall terminate and neither party shall have any further rights or obligations hereunder except that Escrow Agent shall refund to Purchaser the Deposit (together with all interest thereon, if any). If Purchaser does not elect to terminate this Agreement as provided above, or if the portion of the Premises so damaged or destroyed is not a Significant Portion of the Premises, (i) Purchaser shall accept the Premises in its then “AS IS” condition with no abatement of the Purchase Price, (ii) Purchaser shall have the right to participate in any settlement negotiations with Seller’s insurance carriers and adjusters, (iii) at Closing Seller shall assign and turn over to Purchaser, and Purchaser shall be entitled to receive and keep, all of Seller’s interest in and to all casualty and business interruption and rental value insurance proceeds payable in connection with such casualty (except that the proceeds of any business interruption or rental value insurance payable to Seller shall be apportioned as of the Closing Date) and (iv) Purchaser shall receive a credit against the Purchase Price at the Closing in the amount of any deductible payable by Seller in connection with casualty coverage. This Article 18 is an express agreement to the contrary of Section 5-1311 of the New York General Obligation Law.
C.    The provisions of this Paragraph 18 shall survive the Closing to the extent that any portion of insurance proceeds or condemnation awards is not fully paid or disbursed prior to Closing.

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19.	Escrow.
A.    The Deposit shall be held in escrow by Escrow Agent, upon the following terms and conditions:
(iii)    Escrow Agent shall deposit the Deposit in an interest-bearing account or invest the Deposit in a money market or monetary fund;
(iv)    Escrow Agent shall deliver to Seller the Deposit (together with all interest thereon, if any) at and upon the Closing; and
(v)    If this Agreement is terminated in accordance with the terms hereof, or if the Closing does not take place under this Agreement by reason of the failure of either party to comply with such party’s obligations hereunder, Escrow Agent shall pay the Deposit (together with all interest thereon, if any) to Seller and/or Purchaser, as the case may be, in accordance with the provisions of this Agreement.
B.    It is agreed that:
(i)    The duties of Escrow Agent are only as herein specifically provided, and, except for the provisions of Section 19(C) hereof, are purely ministerial in nature, and Escrow Agent shall incur no liability whatever except for its own willful misconduct or gross negligence;
(ii)    Escrow Agent shall not be liable or responsible for the collection of the proceeds of any checks used to pay the Deposit;
(iii)    In the performance of its duties hereunder, Escrow Agent shall be entitled to rely upon any document, instrument or signature believed by it to be genuine and signed by either of the other parties hereto or their successors;
(iv)    Escrow Agent may assume that any person purporting to give any notice of instructions in accordance with the provisions hereof has been duly authorized to do so;
(v)    Escrow Agent shall not be bound by any modification, cancellation or rescission of this Agreement unless in writing and signed by Escrow Agent, Seller and Purchaser;
(vi)    Except as otherwise provided in Section 19(C) hereof, Seller and Purchaser shall jointly and severally reimburse and indemnify Escrow Agent for, and hold it harmless against, any and all loss, liability, costs or expenses in connection herewith, including attorneys’ fees and disbursements, incurred without willful misconduct or gross negligence on the part of Escrow Agent arising out of or in connection with its acceptance of, or the performance of its duties and obligations under, this Agreement, as well as the costs and expenses of defending against any claim or liability arising out of or relating to this Agreement;
(vii)    Each of Seller and Purchaser hereby releases Escrow Agent from any act done or omitted to be done by Escrow Agent in good faith in the performance of its duties hereunder; and

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(viii)    Escrow Agent may resign upon ten (10) days written notice to Seller and Purchaser. If a successor Escrow Agent is not appointed by Seller and Purchaser within such ten (10) day period, Escrow Agent may petition a court of competent jurisdiction to name a successor.
C.    Escrow Agent is acting as a stakeholder only with respect to the Deposit. Escrow Agent, except in the event of the Closing, shall not deliver the Deposit except on seven (7) days’ prior written notice to the parties and only if neither party shall object within such seven (7) day period. If there is any dispute as to whether Escrow Agent is obligated to deliver all or any portion of the Deposit or as to whom the Deposit is to be delivered, Escrow Agent shall not be required to make any delivery, but in such event Escrow Agent may hold the same until receipt by Escrow Agent of an authorization in writing, signed by all of the parties having any interest in such dispute, directing the disposition of the Deposit (together with all interest thereon, if any), or in the absence of such authorization Escrow Agent may hold the Deposit (together with all interest thereon, if any), until the final determination of the rights of the parties in an appropriate proceeding. If such written authorization is not given or proceedings for such determination are not begun within thirty (30) days after the date Escrow Agent shall have received written notice of such dispute, and thereafter diligently continued, Escrow Agent may, but is not required to, bring an appropriate action or proceeding for leave to deposit the Deposit (together with all interest thereon, if any), in court pending such determination. Escrow Agent shall be reimbursed for all costs and expenses of such action or proceeding including, without limitation, reasonable attorneys’ fees and disbursements, by the party determined not to be entitled to the Deposit, or if the Deposit is split between the parties hereto, such costs of Escrow Agent shall be split, pro rata, between Seller and Purchaser, in inverse proportion to the amount of the Deposit received by each. Upon making delivery of the Deposit (together with interest thereon, if any), in the manner provided in this Agreement, Escrow Agent shall have no further obligation or liability hereunder.
D.    Escrow Agent has executed this Agreement solely to confirm that Escrow Agent has received the Deposit (if the Deposit is made by check, subject to collection) and will hold the Deposit, in escrow, pursuant to the provisions of this Agreement.

20.	Covenants.
A.    Seller agrees that, prior to the Closing, it shall:
(ix)    Not enter into any new lease of space or other occupancy arrangement or any New Contract, or materially amend or modify the same or approve any assignment or sublease (to the extent Seller’s approval is required under a Lease), in each case, other than as contemplated in any such lease without the consent of Purchaser, which consent Purchaser may withhold in its sole discretion, except that Purchaser shall not unreasonably withhold, condition or delay its consent to (a) amendments and modifications of Leases which do not amend or modify the economic terms of Leases or otherwise have a material and adverse effect on the enforceability of the Lease or (b) a request for an assignment or sublease by a Tenant, provided such assignee or sublessee is creditworthy and otherwise satisfies Purchaser’s then current underwriting guidelines for other buildings substantially similar to the Premises, unless otherwise set forth in the applicable Lease, or (c) New Contracts which expire or are cancelable prior to the Closing Date or are cancelable at any time without cause and without penalty on not more than thirty (30) days’ notice, or (d) renewals,

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extensions, expansions or consents under Leases which, under the terms of the applicable Lease, (1) do not require the consent of the lessor thereunder or (2) to which the consent or approval of the lessor shall not be unreasonably withheld and as to which Seller has no reasonable basis for objecting. If Purchaser fails to respond to a request from Seller for consent to any action for which Purchaser’s consent is required under this Section 20(A)(i) within three (3) business days after Purchaser’s receipt of Seller’s written request, Seller shall send a second (2nd) notice within two (2) additional business days. Purchaser’s consent to such action shall be deemed granted. Notwithstanding anything contained in this Section 20(A)(i) to the contrary, in the event of the good faith issuance by Seller of a termination notice with respect to this Agreement as a result of Purchaser’s default, or alleged default (provided that such default is alleged in good faith), hereunder and this Agreement terminates by notice from either party or otherwise as a result thereof, then this Section 20(A)(i) shall be deemed terminated and of no further force or effect. Upon the termination of this Agreement, Seller may take such action referenced herein without the consent or approval of Purchaser.
(x)    Subject to subsection (v) of this Section 20(A), keep and perform in all material respects all of the obligations to be performed by it under the Leases (“Landlord’s Lease Obligations”; provided that anything in this Agreement to the contrary notwithstanding, nothing contained in this Agreement shall prohibit Seller bringing any proceeding by reason of a default under a Lease or applying a Security Deposit under a Lease (but only after the Tenant shall have vacated its demised premises): (a) in accordance with the terms of a Lease or (b) by reason of default of a Tenant under its Lease. Notwithstanding anything to the contrary contained herein, Seller shall have no right to terminate any Lease without the prior written consent of Purchaser, which may be granted or withheld in Purchaser’s sole discretion. Notwithstanding anything to the contrary contained in this Section 20(A)(ii), in the event of the good faith issuance by Seller of a termination notice with respect to this Agreement as a result of Purchaser’s default, or alleged default (provided that such default is alleged in good faith), hereunder and this Agreement terminates by notice from either party or otherwise as a result thereof, then this Section 20(A)(ii) shall be deemed terminated and of no further force or effect. Upon the termination of this Agreement, Seller may take such action referenced herein without the consent or approval of Purchaser;
(xi)    Not create, incur or suffer to exist any mortgage, deed of trust, lien, pledge or other encumbrance in any way affecting any portion of the Premises other than a Permitted Encumbrance or the liens encumbering the Premises on the date of this Agreement. Notwithstanding anything to the contrary contained in this Section 20(A)(iii), in the event of the good faith issuance by Seller of a termination notice with respect to this Agreement as a result of Purchaser’s default, or alleged default (provided that such default is alleged in good faith), hereunder and this Agreement terminates by notice from either party or otherwise as a result thereof, then this Section 20(A)(iii) shall be deemed terminated and of no further force or effect. Upon the termination of this Agreement, Seller may take such action referenced herein without the consent or approval of Purchaser.
(xii)    Maintain the current insurance coverages on the Premises substantially as reflected on the certificates attached as Exhibit “20(A)(iv)”;

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(xiii)    Seller may replace a current Union Employee with another Union Employee only in the event the Union Employee voluntarily quits or is terminated for just cause, and only so long as the wages and benefits for any replacement Union Employee are not different in any material respect from the wages and benefits for the replaced Union Employee and Seller shall pay any severance or transfer fee in connection therewith. Seller shall not increase or decrease the number of Union Employees without notice to and consent from Purchaser, which consent shall not be unreasonably withheld; and
(xiv)    Operate the Premises substantially in accordance with past practice; provided, however, that notwithstanding the foregoing, except for Landlord’s Lease Obligations, Seller may, but shall not be obligated to, make any capital or other repairs, replacements or improvements to the Improvements. To the extent Seller elects to, or is required to, make any repairs, replacements or improvements to the Improvements (other than Landlord’s Lease Obligations) and the Purchaser approves same (which approval may be withheld or granted in its sole discretion), Purchaser shall, on or before the Closing, reimburse Seller for all sums actually expended by Seller between the date of this Agreement and the Closing Date on account of such repairs, replacements or improvements made to the Improvements.
(xv)    Cooperate with Purchaser, at Purchaser’s cost and expense, both prior to and after the Closing, in connection with any and all reasonable information requests made by or on behalf of Purchaser (including contacting the previous owner of the Premises), which are required to complete a so-called “Section 314 audit”, including, but not limited to providing the following, to the extent applicable and in Seller’s possession or reasonable control or which can be obtained without unreasonable burden on Seller: (a) monthly historical income statements for the Premises for 2014; (b) monthly historical income statements for the Premises for 2015, year to date; (c) five (5) years of annual historical occupancy and rent for the Premises; (d) back-up and supporting documents relating to the items set forth herein (such as bills, checks, etc.); and (e) the most current financial statement for each of the Tenants to the extent such current financial statements are in the possession of Seller or its managing agent. In addition, Seller shall reasonably cooperate with Purchaser (including contacting the previous owner of the Premises), at Purchaser’s cost and expense, both prior to and after the Closing, in connection with any and all reasonable information requests made by or on behalf of Purchaser (provided that such information is in Seller’s possession or reasonable control or which Seller can obtain without unreasonable burden on Seller), relating to the Premises, including the books and records of the Premises. For the avoidance of doubt, (I) Purchaser acknowledges that Seller acquired the Premises on October 2, 2013, and to the extent such information or documentation referred to above does not exist or is not in Seller’s possession or control, Seller shall not be required to recreate or obtain such documentation or information for Purchaser, and (II) Seller acknowledges and agrees that any and all requests for information or documentation requested from the Purchaser or its affiliates by the Securities and Exchange Commission (“SEC”) shall be deemed “reasonable” for purposes of this Section 20(A)(vii). The provisions of this Section 20(A)(vii) shall survive until the third (3rd) year anniversary of the Closing to the extent requests are made of Purchaser by the SEC.
B.    As used in this Agreement, “Leasing Costs” shall mean brokerage commissions in connection with any Lease (including commissions and overrides payable to affiliates of Seller of

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one-full commission, computed at Seller’s affiliates standard rates, if Seller’s affiliate is the sole broker, and one-half of such a full commission if Seller’s affiliate is a co-broker (collectively, “Affiliate Leasing Costs”)), out-of-pocket legal fees and expenses incurred in connection with any Lease and all costs and expenses required under a Lease to be paid by the landlord thereunder, to or for, the benefit of the tenant thereunder (but excluding Landlord’s Work).
C.    .
(1)    Seller’s Responsibility for Leasing Costs and Landlord’s Work. Subject to Section 20(E) hereof, Seller shall be responsible for performing and completing, and paying the costs and expenses in connection with, Landlord’s Work. Seller shall pay all Leasing Costs, other than those Leasing Costs for which Purchaser is responsible pursuant to Section 20(C)(2) hereof, at or prior to Closing, or credit any outstanding amounts to Purchaser at Closing. At the Closing, the Seller shall provide the Purchaser with evidence and documentation reasonably acceptable to Purchaser substantiating the payment of such Leasing Costs or the credited amounts. Except as provided below and with respect to any Leasing Costs which are credited against the Purchase Price, the Seller hereby agrees to indemnify and hold the Purchaser harmless from and against any and all liability, court costs, judgment, claim, damage or expense (including, without limitation, reasonable attorneys’ fees and expenses) in connection with any unpaid Leasing Costs required to be paid by Seller pursuant to this Section 20(C)(1). Seller shall, at Seller’s sole cost and expense, cause the completion of Landlord’s Work required pursuant to this Section 20(C)(1) as soon as is reasonably practicable. If Landlord’s Work has not been completed by Closing, then Seller shall, at Seller’s sole cost and expense, cause the completion of Landlord’s Work following the Closing. After Closing, Purchaser shall reasonably cooperate with Seller to allow Seller to complete Landlord’s Work.
(2)    Purchaser’s Responsibility for Leasing Costs. Purchaser shall be responsible for the payment and performance of all of landlord’s obligations under the Leases and New Leases (defined below), other than Landlord’s Work, and for paying all Leasing Costs payable in connection with: (i) the Leases entered into on or after the date hereof, including, but not limited to, those Leases approved in writing by Purchaser (or deemed approved by Purchaser under this Agreement) and leases which are pending as of the Closing (and executed by Purchaser after the Closing) which, as of the date hereof include SingleStop USA, Coalition for Behavioral Services and AHRC, (ii) all renewals, amendments, modifications, terminations, extensions and expansions entered into after the date hereof with the written approval of Purchaser (or deemed approval of Purchaser under this Agreement) or, without Purchaser’s approval, if the lessor’s consent to such action is not required or is not to be unreasonably withheld under the terms of the applicable Lease (Leases satisfying the criteria described in the foregoing clauses (i) and (ii), collectively “New Leases”) and the applicable Leasing Costs are payable in accordance with the express terms of such existing Lease as to any renewals, exercised by a Tenant for a renewal period commencing after the date hereof and (iii) all renewals, amendments, modifications, extensions and expansions which have an effective date on or after the date hereof. If on or prior to the Closing Date, Seller shall have performed any Landlord’s Work or paid any Leasing Costs for which Purchaser is responsible pursuant to this subsection, Purchaser shall reimburse Seller therefor at the Closing provided that Seller shall supply invoices,

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statements or commission agreements for all such Landlord’s Work completed and paid for and Leasing Costs paid for.
(3)    Review by Seller and Purchaser. Prior to Closing, Seller and Purchaser shall review all Leases and related commission agreements and determine the amount of all Leasing Costs which are payable after the Closing for which Seller is responsible pursuant to this Section 20(C) and the aggregate amount thereof (if any) shall be credited against the Purchase Price at the Closing. If Seller gives Purchaser a credit against the Purchase Price pursuant to the immediately preceding sentence, then Seller shall be relieved of all liability for Leasing Costs, and Purchaser shall pay such amounts as they become due, subject to the provisions of Section 7(G). Purchaser hereby agrees to indemnify, defend and hold Seller harmless from and against any and all liability, loss, cost, judgment, claim, damage or expense (including, without limitation, reasonable attorneys’ fees and expenses), in connection with Leasing Costs for New Leases and with respect to the non-payment of any Leasing Costs for which Purchaser has received a credit at the Closing. Purchaser shall not be responsible for any Affiliate Leasing Costs. The provisions of this Section 20(C) shall survive the Closing.
D.    Seller’s Base Building Capital Work.
Seller shall be responsible for completing, and paying the costs and expenses required to complete, all of the base building work set forth on Exhibit 20(D) (“Seller’s Work”). Upon completion of Seller’s Work, Seller shall provide documentation to Purchaser to (i) evidence substantial completion of Seller’s Work and (2) substantive payment for Seller’s Work. If Seller’s Work has not been completed by Closing, then Seller shall, at Seller’s sole cost and expense, cause the completion of Seller’s Work following the Closing. After Closing, Purchaser shall reasonably cooperate with Seller to allow Seller to complete the Construction Work.
E.    Purchaser has indicated that it intends to retain East End Realty (an affiliate of Seller) as property and construction manager at the Property following the Closing. Seller’s willingness to remain responsible for the completion of Landlord’s Work set forth on Exhibit “16(A)(xxi)” and Seller’s Work set forth on Exhibit 20(D) is expressly conditioned upon East End Realty in fact being retained as property and construction manager at the Property following the Closing. If East End Realty is not retained at Closing as the property manager at the Property, then in lieu of Seller remaining responsible for the performance and completion of Landlord’s Work set forth on Exhibit “16(A)(xxi)”and Seller’s Work set forth on Exhibit 20(D) after the Closing, Seller shall instead be permitted to credit Purchaser any amounts required to complete such Landlord’s Work and such Seller’s Work. Seller shall provide evidence and documentation reasonably acceptable to Purchaser to substantiate the amounts to be credited to Purchaser as aforementioned.

21.	Transfer Taxes.
A.    Seller and Purchaser shall join on the Closing Date in completing, executing, delivering and verifying the returns, affidavits and other documents required in connection with the taxes imposed under Article 31 of the Tax Law of the State of New York and Title II of Chapter 46 of the Administrative Code of the City of New York and any other tax payable by reason of delivery

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and/or recording of the documents to be delivered at the Closing (collectively, “Conveyance Taxes”). The Conveyance Taxes shall be paid by Seller.
B.    Seller, shall deliver to the Title Insurer at the Closing certified check(s), payable to the order of the appropriate tax collecting agency or official, in the amount of all Conveyance Taxes. Instead of paying any of such Conveyance Taxes directly, Seller may elect to offset the amount thereof against the Purchase Price, in which event Purchaser shall pay same for the account of Seller.
C.    The provisions of this Article 21 shall survive the Closing.

22.	Non-Liability.
Except for the obligations of Seller to retain the Ceiling as set forth in Section 16(C), Purchaser agrees that it shall look solely to the Premises, and not to any other assets of Seller, or to the members, managers, directors, officers, employees, shareholders, partners or agents of Seller or any other person, partnership, corporation or trust, as principal of Seller or otherwise, and whether disclosed or undisclosed for the performance of any of the covenants or other Agreements contained hereto, to enforce its rights hereunder or in connection with this Agreement or the transactions contemplated hereby, and that none of the members, managers, directors, officers, employees, shareholders, partners or agents of Seller or any other person, partnership, corporation or trust, as principal of Seller or otherwise, and whether disclosed or undisclosed, shall have any personal obligation or liability hereunder, and Purchaser shall not sue nor otherwise seek to assert any claim or enforce any of its rights hereunder against such party. Without limiting the generality of the foregoing provisions of this Section 22, Purchaser hereby unconditionally and irrevocably waives any and all claims and causes of action of any nature whatsoever it may now or hereafter have against such parties, and hereby unconditionally and irrevocably releases and discharges such parties from any and all liability whatsoever which may now or hereafter accrue in favor of Purchaser against such party, in connection with or arising out of this Agreement or the transactions contemplated hereby. The provisions of this Article 22 shall survive the Closing.

23.	Seller’s Inability to Perform; Seller’s Default.
If Seller shall be unable to perform its obligation to convey the Premises to Purchaser in accordance with the terms of this Agreement (other than by reason of Seller’s Willful Default (as hereinafter defined)), then Purchaser, at Purchaser’s option shall either elect to (i) waive such inability to perform and proceed to the Closing in accordance with the terms hereof, or (ii) terminate this Agreement, which election shall be made no later than the Closing Date. If Seller shall be unable to perform its obligation to convey the Premises to Purchaser in accordance with the terms of this Agreement (other than by reason of Seller’s Willful Default) and Purchaser does not close the transaction contemplated hereby or make a timely election to waive such inability, then Purchaser shall be deemed to elect to proceed under clause (ii) above, in which case Escrow Agent shall refund to Purchaser the Deposit (and all interest earned thereon, if any), and neither party shall thereafter have any further right or obligation hereunder. “Seller’s Willful Default” shall mean Seller’s willful refusal to perform its obligation to convey the Premises to Purchaser in accordance with terms of this Agreement, provided: (1) the reasons for such refusal do not include conditions beyond Seller’s control or the unmarketability of title (subject to Seller’s compliance with its express

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obligations under Section 10); and (2) Purchaser has satisfied, or is able to satisfy by the Closing Date all conditions required to be satisfied by it under this Agreement, is not otherwise in default under this Agreement and is ready, willing and able to perform all of its obligations under this Agreement and to deliver the Purchase Price due Seller under this Agreement. In the event of Seller’s Willful Default, then Purchaser, at its sole option and as its sole and exclusive remedy may either (a) terminate this Agreement, in which event Escrow Agent shall refund to Purchaser the Deposit (and all interest thereon, if any) and Seller shall pay to Purchaser an amount up to Two Hundred Fifty Thousand Dollars and 00/100 ($250,000.00) for Purchasers actual, out-of-pocket, third party costs, and neither party shall thereafter have any further right or obligation hereunder, other than the Surviving Obligations or (b) within forty-five (45) days after any rights of Purchaser arise due to a Seller’s Willful Default, bring an action in equity against Seller for specific performance. In no event may Purchaser bring an action against Seller for damages or seek any remedy (whether or not in an action at law or in equity) against Seller that could require Seller to pay any monies to Purchaser whether characterized as damages or otherwise (except for an action to compel Escrow Agent to return the Deposit to Purchaser if Purchaser is, in fact, entitled to the return thereof in accordance with this Agreement). The untruth or inaccuracy of any representation or warranty of Seller or Seller’s noncompliance with any of its covenants shall not be deemed Seller’s Willful Default, provided Seller has complied with its obligations under Section 16D(i) with respect thereto.

1.	Condition of Premises.
EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, PURCHASER SHALL ACCEPT THE PREMISES AT THE CLOSING IN ITS “AS IS” CONDITION AS OF THE DATE HEREOF, REASONABLE WEAR AND TEAR EXCEPTED, AND SUBJECT TO THE PROVISIONS OF ARTICLE 18 HEREOF IN THE EVENT OF A CASUALTY OR CONDEMNATION. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER SHALL NOT BE LIABLE FOR ANY LATENT OR PATENT DEFECTS IN THE PREMISES OR BOUND IN ANY MANNER WHATSOEVER BY ANY GUARANTEES, PROMISES, PROJECTIONS, OPERATING EXPENSES, SET-UPS OR OTHER INFORMATION PERTAINING TO THE PREMISES MADE, FURNISHED OR CLAIMED TO HAVE BEEN MADE OR FURNISHED, WHETHER ORALLY OR IN WRITING, BY SELLER OR ANY OTHER PERSON OR ENTITY, OR ANY PARTNER, EMPLOYEE, AGENT, ATTORNEY OR OTHER PERSON REPRESENTING OR PURPORTING TO REPRESENT SELLER. PURCHASER ACKNOWLEDGES THAT NEITHER SELLER NOR ANY OF THE EMPLOYEES, AGENTS OR ATTORNEYS OF SELLER HAVE MADE AND DO NOT MAKE ANY ORAL OR WRITTEN REPRESENTATIONS OR WARRANTIES WHATSOEVER TO PURCHASER, WHETHER EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, AND, IN PARTICULAR, THAT, OTHER THAN AS SET FORTH HEREIN, NO SUCH REPRESENTATIONS AND WARRANTIES HAVE BEEN MADE WITH RESPECT TO THE STATUS AND EXTENT OF ANY RIGHTS OF WAY, LEASE, RIGHT OF RETENTION, POSSESSION, LIEN ENCUMBRANCE, LICENSE, RESERVATION, COVENANT, CONDITION, RESTRICTION OR ANY OTHER MATTER AFFECTING TITLE, THE PHYSICAL, ENVIRONMENTAL CONDITION OR

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OPERATION OF THE PREMISES (INCLUDING, BUT NOT LIMITED TO, (I) STRUCTURAL ELEMENTS, FOUNDATION, ROOF, APPURTENANCES, ACCESS, LANDSCAPING, PARKING FACILITIES AND THE ELECTRICAL, HVAC, PLUMBING, SEWAGE AND UTILITY SYSTEMS, FACILITIES AND APPLIANCES; (II) THE QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION OF SOILS, GROUND WATER AND GEOLOGY, THE PRESENCE, INTRODUCTION, HANDLING, GENERATING, STORING, DISPOSING OF HAZARDOUS MATERIALS OR EFFECT OF HAZARDOUS MATERIALS AT OR AFFECTING THE PREMISES, THE ACTUAL OR PROJECTED REVENUE AND EXPENSES OF THE PREMISES, THE ZONING AND OTHER LAWS, REGULATIONS AND RULES OR RELEVANT ENVIRONMENTAL LAWS APPLICABLE TO THE PREMISES OR THE COMPLIANCE OF THE PREMISES THEREWITH, THE CURRENT OR FUTURE REAL ESTATE TAX LIABILITY, ASSESSMENT OR VALUATION OF THE PREMISES, THE AVAILABILITY OF ANY FINANCING FOR THE ACQUISITION, ALTERATION, REHABILITATION OR OPERATION OF THE PREMISES FROM ANY SOURCE, INCLUDING, WITHOUT LIMITATION, ANY STATE, CITY OR FEDERAL GOVERNMENT OR LENDER OR ANY INSTITUTIONAL LENDER, THE CURRENT OR FUTURE USE OF THE PREMISES, INCLUDING, WITHOUT LIMITATION, THE PREMISES USE FOR RESIDENTIAL (INCLUDING HOTEL, COOPERATIVE OR CONDOMINIUM USE) OR COMMERCIAL PURPOSES, THE PRESENT AND FUTURE CONDITION AND OPERATING STATE OF ANY AND ALL MACHINERY OR EQUIPMENT ON THE PREMISES AND THE PRESENT OR FUTURE STRUCTURAL AND PHYSICAL CONDITION OF ANY BUILDING OR ITS SUITABILITY FOR REHABILITATION OR RENOVATION, THE ZONING OR LEGAL STATUS OF THE PREMISES, THE OWNERSHIP OR STATE OF TITLE OF ANY PERSONAL PROPERTY ON THE PREMISES, QUANTITY, QUALITY OR CONDITION OF THE PERSONAL PROPERTY OR FIXTURES OR OF THE LABOR AND MATERIAL FURNISHED AT OR TO THE PREMISES, THE USE OR OCCUPANCY OF THE PREMISES OR ANY PART THEREOF, OR ANY OTHER MATTER OR THING AFFECTING OR RELATING TO THE PREMISES OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT. PURCHASER HAS NOT RELIED AND IS NOT RELYING UPON ANY REPRESENTATIONS OR WARRANTIES, OR UPON ANY STATEMENTS MADE IN ANY INFORMATIONAL MATERIALS WITH RESPECT TO THE PREMISES PROVIDED BY SELLER OR ANY OTHER PERSON OR ENTITY, OR ANY SHAREHOLDER, EMPLOYEE, AGENT, ATTORNEY OR OTHER PERSON REPRESENTING OR PURPORTING TO REPRESENT SELLER, OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT. THE PARTIES HERETO AGREE THAT THE PERSONAL PROPERTY INCLUDED IN THIS SALE, WHICH IS OR MAY BE ATTACHED TO OR USED IN CONNECTION WITH THE PREMISES, HAS NO SIGNIFICANT SEPARATE VALUE EXCEPT IN CONJUNCTION WITH THE REAL PROPERTY. NO PART OF THE PURCHASE PRICE IS ATTRIBUTABLE TO THE PERSONAL PROPERTY. THE PROVISIONS OF THIS ARTICLE 24 SHALL SURVIVE THE CLOSING.

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2.	Environmental Matters.
Without limiting the generality of Article 24, Purchaser acknowledges that it has had an opportunity to conduct its own investigation of the Premises with regard to Hazardous Materials and compliance of the Premises with Relevant Environmental Laws. Purchaser is aware (or has had sufficient opportunity to become aware) of the environmental, biological and pathogenic conditions of, affecting or related to the Premises and Purchaser agrees to take the Premises subject to such conditions. Purchaser agrees to assume all costs and liabilities arising out of or in any way connected to the Premises, including, but not limited to those arising out of Hazardous Materials and Relevant Environmental Laws. Purchaser hereby releases Seller, its principals and affiliates, and their respective officers, directors, members, managers, partners, agents, employees, successors and assigns, from and against any and all claims, counterclaims and causes of action which Purchaser may now or in the future have against any of the foregoing parties arising out of the existence of Hazardous Materials affecting the Premises. The provisions of this Article 25 shall survive the Closing.

3.	Tax Reduction Proceedings.
A.    If any tax reduction proceedings in respect of the Real Property relating to any fiscal year ending prior to the fiscal year in which the Closing occurs are pending at the time of the Closing, Seller reserves and shall have the right to continue to prosecute and/or settle the same. If any tax reduction proceedings in respect of the Real Property relating to the fiscal year in which the Closing occurs are pending at the time of the Closing, then Seller reserves and shall have the right to continue to prosecute and/or settle the same, provided, however, that Seller shall not settle any such proceeding without Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed. Purchaser shall reasonably cooperate with Seller in connection with the prosecution of any such tax reduction proceedings.
B.    Any refunds or savings in the payment of taxes resulting from such tax reduction proceedings applicable to the period prior to the Closing shall belong to and be the property of Seller, and any refunds or savings in the payment of taxes applicable to the period from and after the Closing shall belong to and be the property of Purchaser; provided, however, that if any such refund creates an obligation to reimburse any Tenants for any Overage Rent paid or to be paid, that portion of such refund equal to the amount of such required reimbursement (after deduction of allocable expenses as may be provided in the Lease to such Tenant) shall, at Seller’s election, either (i) be paid to Purchaser and Purchaser shall disburse the same to such Tenants or (ii) be paid by Seller directly to the Tenants entitled thereto. All reasonable attorneys’ fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between Seller and Purchaser in proportion to the gross amount of such refunds or savings payable to Seller and Purchaser, respectively (without regard to any amounts reimbursable to Tenants).
C.    The provisions of this Article 26 shall survive the Closing.

4.	Union Agreement; Other Employment Matters.
A.    Employees. Purchaser acknowledges that the Union Employees at the Premises are

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employees of Pritchard Industries, Inc., and/or its affiliate Core Facilities Services LLC (collectively, the "Service Provider") and are covered by the Union Agreement with Local 94 and Local 2013 UFCW. Effective as of the Closing Date, all Union Employees listed on Exhibit 16(A)(ii) (and any replacements thereof) shall be offered the same employment at the Building on substantially the same terms and conditions as such Union Employees were employed immediately prior to the Closing. The parties agree that from and after the Closing the Union Employees shall be employed by Service Provider or another third-party service provider pursuant to a contract with Purchaser or its designee, as Purchaser elects in its sole discretion, in substantially the same manner as employment arrangements are currently addressed for the Property. Purchaser shall be solely responsible for, and hereby assumes, or will cause its designee to assume, all liabilities whatsoever with respect to, any and all (i) salaries (for the period from and after the Closing Date), (ii) benefits attributable to the period from and after the Closing Date payable to the Union Employees and all relevant benefit plan contributions, (iii) benefit continuation and/or severance payments relating to any Union Employee that may be payable upon any termination of employment of any such Union Employee from and after the Closing Date, and (iv) notices, payments, fines or assessments due pursuant to any laws, rules or regulations arising under federal, state or local jurisdiction or otherwise, with respect to the employment, discharge or layoff of Employees from and after the Closing Date, including, but not limited to, such liability as arises under the Worker Adjustment and Retraining Notification Act, Section 4980B of the Internal Revenue Code (COBRA) and any rules or regulations as have been issued in connection with any of the foregoing. Seller shall pay (through its third-party Service Provider) all wages, payroll taxes and fringe benefits (including vacation pay and sick pay to the extent actually earned), as well as social security, unemployment compensation, health, life and disability insurance as well as welfare and pension fund contributions, if any) through the date immediately preceding the Closing, subject to adjustment to the extent such payments relate to a period of time from and after the Closing Date. Purchaser, with respect to the period from and after the Closing Date, hereby agrees to indemnify and defend Seller and the other Seller Related Parties, and Seller, with respect to the period of Seller’s ownership of the Property prior to the Closing, hereby agrees to indemnify and defend Purchaser and its affiliates, shareholders, officers, directors, partners, principals, members, managers, employees, agents and contractors against, and agrees to hold them harmless from, any and all claims, complaints, charges, grievances, losses, damages and expenses (including, without limitation, reasonable attorneys' fees and expenses) and other liabilities or obligations incurred or suffered as a result of any claim by any Employee (or other representative thereof, including, without limitation, the union or any fund trustee) that arises under federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the National Labor Relations Act, the Equal Pay Act, the Americans with Disabilities Act of 1990, ERISA (as hereinafter defined), the Multi Employer Pension Plan Act of 1980 (including, without limitation, any claim for pension plan withdrawal liability arising out of the transaction contemplated by this Agreement), the Displaced Building Service Workers Protection Act of the City of New York, and all other statutes or rules regulating the terms and conditions of employment), under any regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal, arising out of actions, events or omissions that occurred (or, in the case of omissions, failed to occur) during the period of their respective ownership of the Property.

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B.    Collective Bargaining Agreements. Effective as of the Closing Date, Purchaser shall assume (or cause the assumption by its designee, Service Provider or another third party service provider), observe, pay and perform all obligations and liabilities under, arising from or otherwise relating to the Union Agreement. Purchaser shall have sole responsibility for all such obligations and liabilities arising under or relating to the Union Agreement on or at any time after the Closing Date and hereby agrees to indemnify, defend and hold Seller harmless from and against all loss, cost and expense incurred by Seller as a result of the failure of Purchaser to so assume (or cause the assumption by its designee, Service Provider or another third party service provider), observe, pay and perform the same. The parties acknowledge the enactment of the Building Service Workers Protection Act, §22-505 of the Administrative Code of the City of New York (“BSWPA”). Purchaser and Seller shall comply with the terms of the BSWPA to the extent applicable.
C.    The provisions of this Section 27 shall survive the Closing.

5.	Notices.
All notices, demands or requests made pursuant to, under or by virtue of this Agreement (in each case, a “Notice”) must be in writing and sent to the party to which the Notice is being made by nationally recognized overnight courier or delivered by hand with receipt acknowledged in writing as follows:

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To Seller:
c/o East End Capital Partners, LLC 600 Madison Avenue, 11th Floor New York, New York 10022 Attention: Jonathon K. Yormak David Peretz
with a copy to:
GreenOak Real Estate Advisors 399 Park Avenue, 22nd Floor New York, New York 10022 Attention: Mark Van Zandt Kevin Robinson, Esq.
with a copy to:
Stephen G. Epstein, Esq. c/o Seyfarth Shaw LLP 620 Eighth Avenue New York, New York 10018
To Purchaser:
ARC NYC123WILLIAM, LLC c/o American Realty Capital 405 Park Avenue New York, New York 10022 Attention: Michael A. Happel
with a copy to:
ARC NYC123WILLIAM, LLC c/o American Realty Capital 405 Park Avenue New York, New York 10022 Attention: Legal Department
To Escrow Agent:	Kensington Vanguard National Land Services 39 West 37th Street, 7th Floor New York, New York 10018 Attention: Lawrence Boes

All Notices (i) shall be deemed given upon the date of delivery if delivery is made before 4:00 PM (New York time) and, if delivered later, on the next business day after delivery of such Notice or the date of refusal to accept delivery of such Notice and (ii) may be given either by a party hereto or by such party’s attorney set forth above. The address for Notices to any party may be changed by such party by a written Notice by not less than five (5) days’ notice served in accordance with this Section. Notices or other communications (including agreements) signed by the attorneys for the respective parties shall be deemed binding upon the parties so long as the intention for such communications (including email agreements) between the attorneys to be binding is clearly set forth therein.

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6.	Entire Agreement.
This Agreement contains all of the terms agreed upon between the parties with respect to the subject matter hereof, and all agreements heretofore had or made between the parties hereto are merged in this Agreement which alone fully and completely expresses the agreement of said parties.

7.	Amendments.
This Agreement may not be changed, modified or terminated, nor may any provision hereunder be waived, except by an instrument executed by the parties hereto.

8.	No Waiver.
No waiver by either party of any failure or refusal to comply with its obligations under this Agreement shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

9.	Successors and Assigns.
This Agreement shall inure to the benefit of, and shall bind the parties hereto and the heirs, executors, administrators, successors and permitted assigns of the respective parties.

10.	Partial Invalidity.
If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

11.	Section Headings; Incorporation of Exhibits.
The headings of the various articles and sections of this Agreement have been inserted only for convenience, and are not part of this Agreement and shall not be deemed in any manner to modify, explain or restrict any of the provisions of this Agreement. Unless otherwise provided in this Agreement, any reference in this Agreement to an Exhibit is understood to be a reference to the Exhibits annexed to this Agreement. All Exhibits annexed to this Agreement shall be incorporated into this Agreement as if fully set forth herein.

12.	Governing Law.
This Agreement shall be governed by, interpreted under and construed and enforced in accordance with, the laws of the State of New York, without reference to conflicts of laws principles. EACH OF THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF RELATING TO THIS AGREEMENT. Any action brought hereunder shall be brought in a court of law located in the Borough of Manhattan, City, County and State of New York. The prevailing party in any such litigation shall be entitled to recovery of all of its fees and expenses

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(including legal fees) incurred in such action. The parties hereby agree and consent that without limiting other methods of obtaining jurisdiction, personal jurisdiction over the parties in any such action or proceeding may be obtained within or without the jurisdiction of any court located in the Borough of Manhattan, City, County and State of New York and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon the parties by registered or certified mail to or by personal service at the last known address of the parties, whether such address be within or without the jurisdiction of any such court. Purchaser hereby irrevocably designates Donovan LLP, as its agent for service of process in connection with any matter relating to this Agreement. Seller hereby irrevocably designates Seyfarth Shaw LLP, as its agent for service of process in connection with any matter relating to this Agreement.

13.	Confidentiality.
H.    Except as may be required by law or in connection with any court or administrative proceeding or required financial disclosures or other filings with the SEC or other governmental agencies by Purchaser, Purchaser’s affiliates and/or Purchaser’s Representatives, neither Purchaser nor Purchaser’s Representatives shall issue or cause the publication of any press release or other public announcement, or cause, permit or suffer any other disclosure which sets forth the terms of the transactions contemplated hereby (other than to Purchaser’s consultants, advisors, attorneys, accountants, lenders and potential lenders and investors or potential investors, who, in turn, shall be bound by this Article 36), without first obtaining the written consent of Seller which shall not be unreasonably withheld. Nothing contained herein shall preclude the parties from issuing customary press releases following the Closing.
I.    Purchaser and Purchaser’s Representatives will treat the information disclosed by Seller or otherwise gained through Purchaser’s access to the Premises and Seller’s books and records as confidential giving it the same care as Purchaser’s own confidential information.

14.	No Recording or Notice of Pendency.
The parties hereto agree that neither this Agreement nor any memorandum hereof shall be recorded. Supplementing the other liabilities and indemnities of Purchaser to Seller under this Agreement, and notwithstanding any other provision of this Agreement (including, without limitation, any provision purporting to create a sole and exclusive remedy for the benefit of Seller), Purchaser agrees to indemnify and hold Seller harmless from and against any and all losses, costs, damages, liens, claims, counterclaims, liabilities or expenses (including, but not limited to, attorneys’ fees, court costs and disbursements) incurred by Seller arising from or by reason of the recording of this Agreement, any memorandum hereof, or any notice of pendency (unless Purchaser prevails in a final unappealable order against Seller in the action underlying such notice of pendency) or any other instrument against the Premises. The provisions of this Article 37 shall survive the Closing or any early termination of this Agreement.

15.	Assignment.
Purchaser may not assign its rights or obligations under this Agreement or transfer any direct or indirect ownership or other interest in Purchaser without the prior written consent of Seller, and

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any such assignment made without Seller’s consent shall be void ab initio. Notwithstanding anything to the contrary contained in this Article 38, Purchaser shall have a right to assign Purchaser’s rights under this Contract, in whole, but not in part, to one (i) or more entities which is an affiliate or subsidiary of New York Recovery Operating Partnership, L.P. (the entity to which the rights are assignable may be a trust, limited liability company, limited liability partnership, limited partnership or a corporation) (including the right to assign the Agreement at Closing to multiple entities provided that all of the Units shall close simultaneously), provided that (i) Purchaser designates such assignee at least three (3) business days prior to the Closing Date; (ii) the Closing is not delayed as a result of such assignment, (iii) the assignee of this Contract assumes in writing, the obligations of Purchaser under this Contract, and (iv) the assignment is made without consideration.

16.	Counterparts.
This Agreement may be executed in any number of counterparts each of which when so executed and delivered shall be deemed to be an original, but all such counterparts shall constitute one and the same agreement.

17.	No Third Party Beneficiary.
The provisions of this Agreement are not intended to benefit any third parties.

18.	[Intentionally deleted]

19.	Business Days.
In the event that any of the dates specified in this Agreement shall fall on a Saturday, a Sunday, or a Federal or New York holiday, then the date of such action shall be deemed to be extended to the next business day.

20.	Mortgage Loan Assignment.
If Purchaser so requests in writing, Seller will reasonably cooperate with Purchaser and request from its mortgagee that the mortgage presently affecting the Premises which Seller is required to discharge in accordance with the provisions of this Agreement be assigned to Purchaser's lender, and all original notes, mortgages and prior assignments in connection therewith and in the possession of Seller's mortgagee be delivered to Purchaser's lender at or prior to the Closing. This cooperation will be at no cost or expense to Seller, and Purchaser shall pay all costs and expenses associated therewith to Seller's mortgagee; in addition to which Purchaser shall pay to Seller an amount equal to fifty (50%) percent of the mortgage recording tax savings achieved by the assignment of the mortgage at Closing, net of the costs payable by Purchaser to Seller's lender and Seller's lender's attorney in connection therewith. The assignment of mortgage by the mortgagee shall be without warranty or recourse and any such assignment of the mortgage shall be on mortgagee's standard form of assignment of mortgage. Notwithstanding the foregoing, it is expressly understood and acknowledged by Purchaser that this Agreement and Purchaser's obligations hereunder are not contingent or conditioned upon the completion of such assignment of mortgage to Purchaser's lender nor entitle Purchaser to a reduction in the Purchase Price.

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21.	Waiver of Trial by Jury.
SELLER AND PURCHASER EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR COUNTERCLAIM ARISING IN CONNECTION WITH OR OTHERWISE RELATING TO THIS AGREEMENT. THE PROVISIONS OF THIS ARTICLE 44 SHALL SURVIVE THE CLOSING OR THE TERMINATION OF THIS AGREEMENT.
[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.
SELLER:
EEGO 123 William Owner, LLC,
a Delaware limited liability company

By:	/s/ Jonathon K. Yormak Name: Jonathon K. Yormak Title: Authorized Signatory
PURCHASER:
ARC NYC23WILLIAM, LLC,
a Delaware limited liability company

By:	/s/ Michael Happel Name: Michael Happel Title: Authorized Signatory
The undersigned has executed this Agreement solely to confirm its acceptance of the duties of Escrow Agent as set forth in Article 19 hereof and receipt of the Deposit:
KENSINGTON VANGUARD NATIONAL LAND SERVICES

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By:	/s/ Lawrence Boes Name: Lawrence Boes Title: Authorized Signatory
and EVP

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Exhibit “1(A)”
Description of Land
Old Republic National Title Insurance Company
Title Number: 820212(0-NY-CR-KV)B
SCHEDULE A
DESCRIPTION
The land referred to in this Certificate of Title is described as follows:
ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, County, City and State of New York, bounded and described as follows:
BEGINNING at a point on the easterly side of Dutch Street, distant 86 feet 10-1/2 inches northerly from the corner formed by the intersection of said easterly side of Dutch Street with the northerly side of John Street;
RUNNING THENCE easterly along a line forming an angle of 93 degrees 34 minutes 10 seconds on its northerly side with the easterly side of Dutch Street, 80 feet 2-1/4 inches;
THENCE northerly along a line forming an angle of 86 degrees 31 minutes 10 seconds on its westerly side with last mentioned line, 23 feet 3/8 inches, more or less, to a line drawn westerly in continuation of a line drawn along the northerly face of the northerly wall of the 1 story brick building on premises adjoining on the South;
THENCE easterly along a line which forms an angle of 88 degrees 52 minutes 20 seconds on its northerly side with the westerly side of William Street to and along the northerly face of the northerly wall of said 1 story building and part of the way through an old party wall, 89 feet 5-3/4 inches to the said westerly side of William Street;
THENCE northerly along said westerly side of William Street, 130 feet 6-1/8 inches;
THENCE westerly along a line which forms an angle of 87 degrees 12 minutes 30 seconds on its southerly side with the said westerly side of William Street and through an old party wall, 45 feet 5-1/4 inches;
THENCE northerly along a line which forms an angle of 87 degrees 12 minutes 30 seconds on its easterly side with the last course, 8-1/2 inches;
THENCE westerly along a line which forms an angle of 87 degrees 49 minutes 30 seconds on its southerly side with the last course, 49 feet 11-3/4 inches;
THENCE southerly along a line which forms an angle of 91 degrees 54 minutes 30 seconds on its easterly side with the last course, 10 feet 4-1/4 inches;
THENCE easterly along a line which forms an angle of 90 degrees 18 minutes 20 seconds on its northerly side with the last course, 7-1/2 inches;
THENCE southerly along a line which forms an angle of 89 degrees 43 minutes 00 seconds on its westerly side with the last course, 12 feet 7-3/4 inches;
THENCE westerly along a line which forms an angle of 90 degrees 53 minutes 40 seconds on its northerly side with the last course, 3 feet 1/2 inches;
THENCE westerly in a straight line parallel or nearly so with the southerly side of Fulton Street, 71 feet 10-1/2 inches to a point on the easterly side of Dutch Street, distant 103 feet southerly from the southeasterly corner of Fulton and Dutch Street, as measured along said easterly side of Dutch Street;

EXH 1(A)-1
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THENCE southerly along said easterly side of Dutch Street, 115 feet 9-3/8 inches to the point or place of beginning.

EXH 1(A)-2
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Exhibit “1(B)”
Leases

1. Breakthrough New York

a.	Lease Dated July 14, 2014

b.	Commencement Date Agreement, Dated August 7, 2014
2. Casa Benton

a.	S&K International Food Corporation, Standard Form of Office Lease Dated August 4, 2003

b.	Good Guy Guaranty, Dated August 28, 2013

c.	Consent to Assignment and Assumption of Lease and Lease Modification Agreement, Dated October 3, 2013
3. The City of New York, Department of Citywide Administrative Services to be used by the Human Resources Administration
a. Agreement of Lease, Dated February 25, 2014
4. The City of New York, Department of Citywide Administrative Services to be used the New York City Department of Youth and Community Development
a. License Agreement, Dated August 19, 2014
5. Cooper Robertson & Partners Architects, LLP a. Lease, Dated June 10, 2014
6. Daksha Patel

a.	Lease, Dated November 1, 1988

b.	First Modification of Lease, Dated December 1991

c.	Second Modification of Lease, Dated December 11, 1999

d.	Lease, Dated October 29, 2009
7. Digital Evolution, Inc.

a.	Lease, Dated October 15, 2014

b.	Guaranty, Dated October 15, 2014
8. Gotham Medical Associates, PLLC

a.	Lease, Dated May 20, 2014

b.	Guaranty, Dated May 14, 2014

c.	Amendment to Lease, Dated August 22, 2014

d.	Commencement Date Agreement, Dated August 25, 2014
9. GSA (United States of America)
a. Lease for Real Property, Dated September 14, 2010
b. Supplemental Lease Agreement, Dated December 16, 2010
c. Supplement Lease Agreement, Dated August 23, 2012
10. 1CD - International Center for the Disabled a. Lease, Dated October 8, 2013

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11. Kaplan & Schultz LLC
a.Lease, Dated July 30, 2007
b.Guaranty of Lease, Dated July 30, 2007
c.Amendment to Lease, Dated March 19, 2014
d.Second Amendment to Lease, Dated June 13, 2014
12. Library Journals, LLC
a.Lease, Dated March 5, 2014
b.Corporate Guaranty, Dated February 2014
c.Commencement Date Agreement, Dated June 20, 2014
13. Local Projects, LLC
a.Lease, Dated July I 1 , 2014
b.Guaranty, Dated July 11, 2014
c.Commencement Date Agreement, Dated September 19, 2014
14. McAloon & Friedman, P.C.
a.Standard Form of Office Lease, Dated February 1, 2003
b.Amendment to Lease, Dated August 26, 2014
c.Letter, Dated July 1, 2014
15. Open Kitchen 123, LLC
a.Agreement of Lease, Dated October 28, 2014
b.Guaranty, Dated October 9, 2014
c.Commencement Date Agreement, Dated January 7, 2015
16. People of the State of New York (Emergency Financial Control Board) a. Agreement of Lease, Dated April 15 2008
17. People of the State of New York (NYS Department of State) a. Lease, Dated March 19, 2009
18. People of the State of New York (Office of NY State Comptroller)
a.Agreement of Lease, Dated December 7, 1999
b.Lease Extension, Dated December 30, 2009
19. People of the State of New York (NYS Office of the Court Administration)
a.Agreement of Lease, Dated May 21, 1999
b.Extension Letter, Dated December 15, 2009
20. Pro Counsel Inc.
a.Lease, Dated February 3,2010
b.Amendment to Lease, Dated June 10, 2014
21. Rent Stabilization Association of N.Y.C., Inc.
a.Standard Form of Office Lease, Dated September 12, 1994
b.Extension and Modification of Lease, Dated August 31, 2004
c.Second Extension and Modification Agreement, Dated June 20, 2007
22. Shareablee, Inc.
a.Lease, Dated December 10, 2014
b.Guaranty, Dated December 5, 2014
23. Securities Training Corporation a. Lease, Dated March 31, 2014
24. SumAll, Inc.

a.Lease, Dated April 25, 2014
b.Commencement Date Agreement, December 3, 2014
25. Urban Justice Center
a. Lease, Dated October 25, 2006

Exhibit “1(C)”
Schedule of Service Contracts
Avellino & Watson Fire Controls, Inc. - Fire Alarm Testing, Dated June 1, 2013 Cascade - Water Services, Dated October 30, 2013
Core Industries - Master Services Agreement (Engineering and Security), Dated September 1, 2013
Croker Fire Drill Corporation - Fire and Life Safety, Dated November 12, 2013
Five Star Carting, Inc. - Trash Removal, Dated November 1, 2013
Mateo Service Corporation - Chiller Maintenance, Dated November 5, 2013 (Not Signed)
Nouveau - Elevator Maintenance, Dated May 29, 2014
Pest Elimination Systems Technology, Inc. - Pest Control, Dated November 18, 2013
Pritchard Industries, Inc. - Master Services Agreement (Janitorial Services), Dated January 1, 2014
Siemens Industry, Inc. - HVAC Control Services, Dated October 20, 2013
Talpiot Management, LLC d/b/a East End Realty - Property Management Agreement, Dated October 2, 2013
TransCanada - Electrical Supply, Assignment and Assumption Agreement, Dated December 20, 2013; Power Purchase Agreement, Dated February 22, 2012
Light Tower Fiber Networks I, LLC - License Agreement, Dated November 5, 2014
RCN Telecom Services of New York, L.P. - License Agreement, Dated December 29, 2014
Realty Advisory Board on Labor Relations, Incorporated - 2015 Engineer Agreement with Local 94-94A-94B International Union of Operating Engineers, AFL-CIO, Dated January 7, 2015
Realty Advisory Board on Labor Relations, Incorporated - 2011 Engineer Agreement with Local 94-94A-94B International Union of Operating Engineers, AFL-CIO, Dated January, 2011
Union Agreement between Local 2013 U.F.C.W and Pritchard Industries, Dated October 3, 2013

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Exhibit “1(D)”
Telecommunications Contracts

1.	Light Tower Fiber Networks 1, LLC
a. License Agreement, Dated November 5, 2014

2.	RCN Telecom Services of New York, L.P. a. License Agreement, Dated December 29, 2014
Other Telecommunications Vendors:
AT&T
Time Warner
Verizon

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Exhibit “1(E)”
Brokerage Agreements
Leasing Agent Agreements:

•	Exclusive Leasing Agreement between EEGO 123 William Owner, LLC and CBRE, Inc.("CBRE") dated December 16, 2013 employing CBRE as the sole and exclusive renting agent for office space

•	Exclusive Leasing Agreement between EEGO 123 William Owner, LLC and CBRE, Inc.("CBRE") dated April 17, 2014 employing CBRE as the sole and exclusive renting agent for retail space
Brokerage Commission Agreements:

•	Letter Agreement between EEGO 123 William Owner, LLC and Savills Studley, Inc. dated December 9, 2014 in connection with the tenant Shareablee

•	Letter Agreement between EEGO 123 William Owner, LLC and Robert K. Futterman & Associates, LLC dated October 14, 2014 in connection with the tenant Open Kitchen

•	Letter Agreement between EEGO 123 William Owner, LLC and Prime Manhattan Realty dated September 4, 2014 in connection with the tenant Digital Evolution

•	Letter Agreement between EEGO 123 William Owner, LLC and Colliers International NY LLC dated September 3, 2014 in connection with the tenant McAloon & Friedman

•	Letter Agreement between EEGO 123 William Owner, LLC and Cushman & Wakefield, Inc. dated August 21, 2014 in connection with the tenant NYC DYCD

•	Letter Agreement between EEGO 123 William Owner, LLC and CRESA Partners New York LLC dated July 29, 2014 in connection with the tenant Breakthrough NY

•	Letter Agreement between EEGO 123 William Owner, LLC and Newmark Grubb Knight Frank dated July 3, 2014 in connection with the tenant Cooper Robertson

•	Letter Agreement between EEGO 123 William Owner, LLC and CBRE, Inc. dated June 30, 2014 in connection with the tenant Local Projects

•	Letter Agreement between EEGO 123 William Owner, LLC and CBRE, Inc. dated June 30, 2014 in connection with the tenant SumAll

•	Letter Agreement between EEGO 123 William Owner, LLC and ARG Realty Consultants, LTD. dated June 18, 2014 in connection with the tenant Gotham Medical

•	Letter Agreement between EEGO 123 William Owner, LLC and CBRE, Inc. dated April 30, 2014 in connection with the tenant SumAll

•	Letter Agreement between EEGO 123 William Owner, LLC and CBRE, Inc. dated March 28, 2014 in connection with the tenant Securities Training Corporation

•	Letter Agreement between EEGO 123 William Owner, LLC and Studley, Inc. dated March 10, 2014 in connection with the tenant Library Journals

•	Letter Agreement between EEGO 123 William Owner, LLC and Cushman & Wakefield, Inc. dated February 28, 2014 in connection with the tenant NYC-HRA

•	Letter Agreement between EEGO 123 William Owner, LLC and Jones Lang LaSalle Brokerage, Inc. dated December 4, 2013 in connection with the tenant ICD

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Exhibit “1(F)”
Union Agreement

1.	Realty Advisory Board on Labor Relations, Incorporated - 2015 Engineer Agreement with Local 94-94A-94B International Union of Operating Engineers, AFL-CIO, Dated January 7, 2015

2.	Realty Advisory Board on Labor Relations, Incorporated - 2011 Engineer Agreement with Local 94-94A-94B International Union of Operating Engineers, AFL-CIO, Dated January, 2011

3.	Union Agreement between Local 2013 U.F.C.W and Pritchard Industries, Dated October 3, 2013

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Exhibit “4(A)(i)”
Permitted Exceptions

1.	Sewer Agreement – Recorded in Liber 5017 Page 306.

2.	Declaration, as recorded in:
Liber 4988 (page 206)
Liber 4998 (page 561)
Liber 5022 (page 200)

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Exhibit “4(A)(ii)”
Title Objections

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Exhibit “8(A)(i)”
Form of Bargain and Sale Deed
WITHOUT COVENANT AGAINST GRANTOR’S ACTS
EEGO 123 WILLIAM OWNER, LLC
a Delaware limited liability company
TO
ARC [__________________], LLC
a Delaware limited liability company

Address:	123 William Street New York, New York
Block:         78

Lot:        4

County:    New York
RETURN BY MAIL TO:
Donovan LLP
152 Madison Avenue, 14th Floor
New York, New York 10016
Attention: Nicholas T. Donovan, Esq.

BARGAIN AND SALE DEED
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[BARGAIN AND SALE DEED WITHOUT COVENANT AGAINST GRANTOR’S ACTS THIS INDENTURE, made as of this _____ day of ____________, 2015
BETWEEN EEGO 123 WILLIAM OWNER, LLC, a Delaware limited liability company, with offices c/o East End Capital, 600 Madison Avenue, 11th Floor, New York, New York 10022, party of the first part, and [_________________________], a [_________________________], with offices at [________________________], party of the second part.
WITNESSETH, that the party of the first part, in consideration of ten dollars and other valuable consideration paid by the party of the second part, does hereby grant and release unto the party of the second part, the heirs or successors and assigns of the party of the second party forever,
ALL that certain plot, piece or parcel of land, with the building and improvements thereon erected, situate, lying and being in the City, County and State of New York, more commonly known as 123 William Street, New York, New York, and more particularly described on Exhibit “A” attached hereto and hereby made part hereof.
TOGETHER with all right, title and interest, if any, of the party of the first part in and to any streets and roads abutting the above described premises to the center lines thereof; TOGETHER with the appurtenances and all the estate and rights of the party of the first part in and to said premises;
TO HAVE AND TO HOLD the premises herein granted unto the party of the second part, the heirs or successors and assigns of the party of the second part forever.
AND the party of the first part, in compliance with Section 13 of the Lien Law, covenants that the party of the first part will receive the consideration of this conveyance and will hold the right to receive such consideration as a trust fund to be applied first for the purpose of paying the cost of the improvement and will apply the same first to the payment of the cost of the improvement before using any part of the total of the same for any other purpose. The word “party” shall be construed as if it read “parties” whenever the sense of this indenture so requires.
IN WITNESS WHEREOF, the party of the first part has duly executed this deed the day and year first above written.

IN PRESENCE OF:	EEGO 123 WILLIAM OWNER, LLC, A Delaware limited liability company

By: ____________________________ Name:	Jonathon K. Yormak Title: Authorized Signatory

STATE OF NEW YORK
COUNTY OF NEW YORK
On the ______ day of ________ in the year 2015 before me, the undersigned, a Notary Public in and for said State, personally appeared _______________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.
___________________________________
Signature and Office of individual taking acknowledgement

BARGAIN AND SALE DEED
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Exhibit A
Legal Description
Old Republic National Title Insurance Company
Title Number: 820212(0-NY-CR-KV)B
SCHEDULE A
DESCRIPTION
The land referred to in this Certificate of Title is described as follows:
ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, County, City and State of New York, bounded and described as follows:
BEGINNING at a point on the easterly side of Dutch Street, distant 86 feet 10-1/2 inches northerly from the corner formed by the intersection of said easterly side of Dutch Street with the northerly side of John Street;
RUNNING THENCE easterly along a line forming an angle of 93 degrees 34 minutes 10 seconds on its northerly side with the easterly side of Dutch Street, 80 feet 2-1/4 inches;
THENCE northerly along a line forming an angle of 86 degrees 31 minutes 10 seconds on its westerly side with last mentioned line, 23 feet 3/8 inches, more or less, to a line drawn westerly in continuation of a line drawn along the northerly face of the northerly wall of the 1 story brick building on premises adjoining on the South;
THENCE easterly along a line which forms an angle of 88 degrees 52 minutes 20 seconds on its northerly side with the westerly side of William Street to and along the northerly face of the northerly wall of said 1 story building and part of the way through an old party wall, 89 feet 5-3/4 inches to the said westerly side of William Street;
THENCE northerly along said westerly side of William Street, 130 feet 6-1/8 inches;
THENCE westerly along a line which forms an angle of 87 degrees 12 minutes 30 seconds on its southerly side with the said westerly side of William Street and through an old party wall, 45 feet 5-1/4 inches;
THENCE northerly along a line which forms an angle of 87 degrees 12 minutes 30 seconds on its easterly side with the last course, 8-1/2 inches;
THENCE westerly along a line which forms an angle of 87 degrees 49 minutes 30 seconds on its southerly side with the last course, 49 feet 11-3/4 inches;
THENCE southerly along a line which forms an angle of 91 degrees 54 minutes 30 seconds on its easterly side with the last course, 10 feet 4-1/4 inches;
THENCE easterly along a line which forms an angle of 90 degrees 18 minutes 20 seconds on its northerly side with the last course, 7-1/2 inches;
THENCE southerly along a line which forms an angle of 89 degrees 43 minutes 00 seconds on its westerly side with the last course, 12 feet 7-3/4 inches;
THENCE westerly along a line which forms an angle of 90 degrees 53 minutes 40 seconds on its northerly side with the last course, 3 feet 1/2 inches;
THENCE westerly in a straight line parallel or nearly so with the southerly side of Fulton Street, 71 feet 10-1/2 inches to a point on the easterly side of Dutch Street, distant 103 feet southerly from the southeasterly corner of Fulton and Dutch Street, as measured along said easterly side of Dutch Street;

THENCE southerly along said easterly side of Dutch Street, 115 feet 9-3/8 inches to the point or place of beginning.

BARGAIN AND SALE DEED
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Exhibit “8(A)(ii)”
Form of Bill of Sale
KNOW ALL MEN BY THESE PRESENTS,
That, subject to the terms and conditions thereinafter set forth, EEGO 123 William Owner, LLC, a Delaware limited liability company having an address c/o East End Capital, 600 Madison Avenue, 11th Floor, New York, New York 10022 (“Seller”) for and in consideration of the sum of Ten Dollars ($10.00), lawful money of the United States, to it in hand paid at or before delivery of these presents by [_____________________], a [_______________________] having an address at [_______________________] (“Purchaser”), the receipt of which is hereby acknowledged, has bargained and sold, and by these presents does grant and convey unto Purchaser its successors and assigns all right, title and interest of Seller in and to all of the fixtures, equipment and other items of personal property (collectively, the “Personal Property”) attached to or contained in, and utilized in the operation of, the Building commonly known as 123 William Street, New York, New York.
Seller grants and conveys the Personal Property unto Purchaser without recourse and without representation or warranty of any kind, express or implied (except to the extent and only for so long as any representation and warranty, if any, regarding the Personal Property is set forth in the Sale and Purchase Agreement dated as of January ___, 2015 (as same may have been modified and amended) between Seller and Purchaser (the “Agreement”) shall survive the closing of title thereafter, and subject to the limitations contained herein).
TO HAVE AND TO HOLD the same unto Purchaser, its successors and assigns forever.
SELLER HAS MADE NO WARRANTY THAT THE PERSONAL PROPERTY COVERED BY THIS BILL OF SALE IS MERCHANTABLE OR FIT FOR ANY PARTICULAR PURPOSE AND THE SAME IS OLD IN AN “AS IS” “WHERE IS” CONDITION. BY ACCEPTANCE HEREOF, PURCHASE AFFIRMS THAT IT HAS NOT RELIED ON ANY WARRANTY OF SELLER WITH RESPECT OT THE PERSONAL PROPERTY AND THAT THERE ARE NO REPRESENTATIONS OR WARRANTEES, EXPRESSED, IMPLIED OF STATUTORY (EXCEPT TO THE EXTENT AND ONLY FOR SO LONG AS ANY REPRESENTATION AND WARRANTY, IF ANY, REGARDING THE PERSONAL PROPERTY AS SET FORTH IN THE AGREEMENT SHALL SURVIVE THE CLOSING OF TITLE THEREUNDER, AND SUBJECT TO THE LIMITATIONS CONTAINED THEREIN).
This Bill of Sale shall be governed by and construed in accordance with the laws of the State of New York,
This Bill of Sale shall be binding upon, enforceable by and shall inure to the benefit of the parties hereto and their respective successors and assigns.
[Signature page follows immediately]

IN WITNESS WHEREOF, Seller has caused this instrument to be duly executed this _____ day of ________________, 2015.
ASSIGNOR:
EEGO 123 WILLIAM OWNER, LLC
a Delaware limited liability company

By:	Name: Jonathon K. Yormak Title: Authorized Signatory
ASSIGNEE:
[__________________________________]

By:	Name: Title:

BILL OF SALE
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EXHIBIT “8(A)(iii)”
Form of Assignment and Assumption of Leases
THIS ASSIGNMENT AND ASSUMPTION OF LEASES (this “Assignment”), made as of the ____ day of __________, 2015, between EEGO 123 William Owner, LLC, a Delaware limited liability company having an address c/o East End Capital, 600 Madison Avenue, 11th Floor, New York, New York 10022 (“Assignor”) and [________________________________________], a [_________________________________], with offices at [_______________________] (“Assignee”):
RECITALS
WHEREAS, pursuant to that certain Sale and Purchase Agreement dated January, 2015, between Assignor, as seller, and Assignee, as purchaser (the “Agreement”), Assignor is selling the Premises (as such term is more particularly described in the Agreement) to Assignee.
NOW THEREFORE, in consideration of the foregoing promises, covenants and undertakings contained in this Assignment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ASSIGNMENT AND ASSUMPTION
1.Assignor hereby assigns, transfers, set-over, delivers and conveys unto Assignee, it successors and assigns, all of the rights, title, interests, benefits and privileges of Assignor, as landlord, under the leases (the “Leases”) described in Schedule A annexed hereto and incorporated herein by this reference, including without limitation all rents, issues and profits arising therefrom, and all security deposits thereunder (including all interest earned thereon) actually held by Seller (subject to adjustment as set forth in the Agreement), TO HAVE AND TO HOLD all and singular subject as aforesaid, unto Assignee, its successors and assigns. This conveyance is made without any recourse and without representation or warranty of any kind, express or implied (except to the extent and only for so long as any representation and warranty, if any, regarding the Leases as is set forth in the Agreement shall survive the closing of title thereunder, and subject to the limitations contained therein).
2.    Assignee assumes all obligations imposed upon landlord under all of the assigned leases and the liabilities arising from events occurring on or after the date hereof, to be performed by Assignor, as landlord, under the Leases, for the duration of the respective terms thereof. Without limiting the generality of the foregoing, the obligations and liabilities assumed by Assignee hereunder shall include, but shall not be limited to, the obligation to properly apply any advance rental, security deposit or other deposit under any of the Leases, to the extent such advance rental, security deposit or other deposit has been delivered by Assignor to Assignee or credited to Assignee concurrently herewith.

3.    Assignor agrees to indemnify and hold Assignee harmless from and against any and all loss, cost, damage, claim, liability or expense accruing under the Leases relating to the time period prior to the date hereof. Such indemnification by Assignor is limited as set forth in Section 16(C) of the Agreement and shall not include any loss, cost, damage, claim, liability or expense due to the failure of Seller to have kept the Premises (as defined in the Agreement), the building systems or other improvements or equipment in good order and repair or to make required repairs or improvements thereto (it being agreed that Seller shall not be obligated to make any such repairs or improvements, and Purchaser hereby expressly agrees that for all purposes of the Agreement the obligation to make any such repairs or improvements shall be conclusively deemed to have arisen or accrued after the date hereof.
4.    Assignee agrees to indemnify and hold Assignor harmless from and against any and all loss, cost, damage, claim, liability or expense accruing under the Leases relating to the time period from and after the date hereof.
5.    This Assignment shall be binding upon, enforceable by and shall inure to the benefit of the parties hereto and their respective successors and assigns.
6.    This Assignment may be signed in multiple counterpart which, when taken together and signed by all parties and delivery to any other party there, shall constitute a binding Assignment between the parties.
7.    This Assignment shall be governed by and construed in accordance with the laws of the State of New York.
IN WITNESS WHEREOF, Assignor and Assignee have duly executed this instrument as of the date first set forth above.
ASSIGNOR:
EEGO 123 WILLIAM, LLC,
a Delaware limited liability company

By:	Name: Jonathon K. Yormak Title: Authorized Signatory
ASSIGNEE:

By:	Name: Title:

ASSIGNMENT AND ASSUMPTION OF LEASE
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STATE OF NEW YORK
COUNTY OF NEW YORK
On the _____ day of ____________ in the year of 2015 before me, the undersigned, a Notary Public in and for said State, personally appeared ____________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.
___________________________________
Signature and Office of individual taking acknowledgement
STATE OF NEW YORK
COUNTY OF NEW YORK
On the _____ day of ____________ in the year of 2015 before me, the undersigned, a Notary Public in and for said State, personally appeared ____________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.
___________________________________
Signature and Office of individual taking acknowledgement

ASSIGNMENT AND ASSUMPTION OF LEASE
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Schedule A

ASSIGNMENT AND ASSUMPTION OF LEASE
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EXHIBIT “8(A)(iv)”
Form of Assignment and Assumption of Contracts
THIS ASSIGNMENT AND ASSUMPTION OF CONTRACTS (this “Assignment”), made as of the ____ day of _____________, 2015 between EEGO 123 William Owner, LLC, a Delaware limited liability company having an address c/o East End Capital, 600 Madison Avenue, 11th Floor, New York, New York 10022 (“Assignor”) and [_______________________________________], a [___________________], with offices at [________________________] (“Assignee”):
RECITALS
WHEREAS, pursuant to that certain Sale and Purchase Agreement dated ___________, ______, between Assignor, as seller, and Assignee, as purchaser (the “Agreement”), Assignor is selling the Premises (as such term is more particularly described in the Agreement) to Assignee.
NOW THEREFORE, in consideration of the foregoing promises, covenants and undertakings contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ASSIGNMENT AND ASSUMPTION

3.
Assignor hereby assigns, transfers, sets-over, delivers and conveys unto Assignee, its successors and assigns, all of the rights, title, interest, benefits and privileges of Assignor, as owner, under all of the service, maintenance, supply and other agreements (collectively, the “Assumed Contracts”) in effect relating to the operation of the Premises and listed on Schedule A annexed hereto and incorporated herein by this reference, (subject to adjustment as set forth in the Agreement), TO HAVE AND TO HOLD all and singular subject as aforesaid, unto Assignee. This conveyance is made without recourse and without representation or warranty of any kind, express or implied (except to the extent and only for so long as any representation and warranty, if any, regarding the Assumed Contracts as is set forth in the Agreement shall survive the closing of title thereunder, and subject to the limitations contained therein).

4.	Assignee hereby expressly assumes all of the obligations imposed upon the owner of the Premises under the Assumed Contracts which accrue from and after the date hereof.

5.	This Assignment shall be binding upon, enforceable by and shall inure to the benefit of the parties hereto and their respective successors and assigns.

6.
This Assignment may be signed in multiple counterparts which, when taken together and signed by all parties and delivered to any other party hereto, shall constitute a binding Assignment between the parties.

7.	This Assignment shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, Assignor and Assignee have duly executed this instrument as the date of the first set forth above.
ASSIGNOR:
EEGO 123 WILLIAM OWNER, LLC,
a Delaware limited liability company

By:	Name: Jonathon K. Yormak Title: Authorized Signatory
ASSIGNEE:

By:	Name: Title:

STATE OF NEW YORK
COUNTY OF NEW YORK
On the _____ day of ____________ in the year of 2015 before me, the undersigned, a Notary Public in and for said State, personally appeared ____________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.
___________________________________

Signature and Office of individual taking acknowledgement
STATE OF NEW YORK
COUNTY OF NEW YORK
On the _____ day of ____________ in the year of 2015 before me, the undersigned, a Notary Public in and for said State, personally appeared ____________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.
___________________________________
Signature and Office of individual taking acknowledgement

ASSIGNMENT AND ASSUMPTION OF CONTRACT
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Schedule A

ASSIGNMENT AND ASSUMPTION OF CONTRACT
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EXHIBIT “8(A)(viii)”
Form of Tenant Notice Letter
_____________, 2015
By Certified Mail- Return Receipt Requested
(Name/Address of Tenant)

Re:	Lease for ___________ at _________________, ____________________________ (the “Premises”)
Dear Sir or Madam:
Please be advised that effective as of the date of this letter:
(1)    EEGO 123 William Owner, LLC (“Seller”) has conveyed, all of its right, title and interest in and to the Premises, including its interest as landlord under your lease, to __________________________, a __________________ having an address at ________________ (“Purchaser”);
(2)    Purchaser has assumed the landlord’s obligations under your lease; and
Accordingly, you are hereby notified that all future rent and additional rent payments due under your lease affecting the above-referenced premises, and any notices, inquiries or requests regarding such lease, should be delivered to:
_______________________________________
In addition, all unapplied security deposits held by Seller, if any, together with any interest earned thereon, have been transferred to Purchaser.
[Signature page follows immediately]

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Very truly yours,
EEGO 123 WILLIAM OWNER, LLC

By: _______________________________ Name:	Jonathon K. Yormak Title: Authorized Signatory

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EXHIBIT “8(A)(ix)”
Form of Contractor Notice Letter
_____________________, 2015
By Certified Mail – Return Receipt Requested
(Name/Address of Tenant)

Re:	Contract (the “Contract”) by and between ________________ and _______________ concerning the property (the “Premises”) located at _____________________.
Dear Sir or Madam:
Please be advised that effective as of the date of this letter:
(1)    EEGO 123 William Owner, LLC (“Seller”), has conveyed all of its right, title and interest in and to the Premises, including all of its rights and obligations in connection with the Contract, to ______________ having an address _________________ (“Purchaser”); and
(2)    Purchaser has assumed Seller’s obligations under the Contract arising from and after the date hereof.
Accordingly, you are hereby notified that any notices, inquiries or requests regarding the Contract, should be delivered to:
______________________________
______________________________
______________________________
______________________________
Very truly yours,
EEGO 123 William Owner, LLC

By: __________________________ Name:	Jonathon K. Yormak Title: Authorized Signatory

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EXHIBIT “8(A)(xiv)”
Form of Assignment and Assumption of Union Agreement
[Note: This Assumption Agreement shall be modified accordingly if Purchaser appoints a designee or service provider as the party to assume the obligations associated with the Union Employees under the Union Agreement, as per Section 27 of the Agreement.]
ASSIGNMENT AND ASSUMPTION OF OBLIGATIONS TO EMPLOYEES UNDER COLLECTIVE BARGAINING AGREEMENT
ASSIGNMENT AND ASSUMPTION OF OBLIGATIONS TO EMPLOYEES UNDER COLLECTIVE BARGAINING AGREEMENTS (this “Assignment”) made as of the ____ day of ___________, 2015, between EEGO 123 William Owner, LLC, a Delaware limited liability company having an address c/o East End Capital, 600 Madison Avenue, 11th Floor, New York, New York 10022 (“Assignor”) and [_________________________], a [___________________], with offices at [______________________] (“Assignee”).
W I T NE S S E T H
WHEREAS, pursuant to that certain Sale and Purchase Agreement dated ____________, 2015, between Assignor, as seller, and Assignee, as purchaser (the “Agreement”), Assignor is selling the Premises (as such term is more particularly described in the Agreement) to Assignee.
NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby assigns, transfers and conveys, without warranty, representation or covenant, to Assignee all of Assignor’s rights (if any) with respect to the employees at the Premises who are members of Local 94 and Local 2013 UFCW.
ASSIGNEE HEREBY ACCEPTS the foregoing assignment and assumes all of the obligations of Assignor (if any) with respect to the employees at the Premises who are members of Local 94 and Local 2013 UFCW, accruing from and after the date hereof.
This Assignment shall be binding upon, enforceable by and shall inure to the benefit of the parties hereto and their respective successors and assigns.
This Assignment may be signed in multiple counterpart which, when taken together and signed by all parties and delivered to any other party hereto, shall constitute a binding Assignment between the parties.

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This Assignment shall be governed by and construed in accordance with the laws of the State of New York.
IN WITNESS WHEREOF, this Agreement has been executed as of the date and year first above written.
ASSIGNOR:
EEGO 123 WILLIAM OWNER, LLC
a Delaware limited liability company

By: _______________________________ Name:	Jonathon K. Yormak Title: Authorized Signatory
ASSIGNEE:
__________________________________

By: _______________________________ Name:	Title:

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EXHIBIT “(8)(a)(xix)”
Form of Title Affidavit
STATE OF NEW YORK    )    TITLE NOS.: __________________
) ss:
COUNTY OF NEW YORK    )
The undersigned, being first duly sworn, deposes and says:
1.    ________________ is the ___________________ of EEGO 123 William Owner, LLC, a Delaware limited liability company (“Owner”), is the fee owner of, or has an ownership interest in, the premises commonly known as and by street address number 123 William Street, New York, New York, and designated as Block 78, Lot 4 on the Tax Map of the City of New York, State of New York (the “Premises”).
2.    To Owner’s actual knowledge, there are no tenants or other parties who are in possession of the Premises, other than tenants, as tenants only, and no tenant or other third party has an option to purchase or right of first refusal to purchase any of the Premises.
3.    To Owner’s actual knowledge, no work has been done upon the above premises by the City of New York nor has any demand been made by the City of New York for any such work that may result in charges by the New York City Department of Rent and Housing Maintenance, Emergency Services or charges by the New York City Department for Environmental Protection for water tap closings or any related work.
4.    To Owner’s actual knowledge, no inspection fees, permit fees, elevator(s), sign, boiler or other charges have been levied, charged, created or incurred that may become tax or other liens pursuant to Section 26-128 (formerly Section 643a-14.0) of the Administrative Code of the City of New York, as amended by Local Laws 10 of 1981 and 25 of 1984, and Section 27-4029.1 of the Administrative Code of the City of New York as amended by LL 43 (1988) or any other section of law.
5.    To Owner’s actual knowledge, there has been no work performed by any agency of the City of New York to cure problems under the New York City Hazardous Substances Emergency Response Law.

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This Affidavit is given to induce Kensington Vanguard National Land Services to insure title free and clear of the aforesaid, knowing that it will rely on the truth of the statements herein made.
EEGO 123 William Owner, LLC,
a Delaware limited liability company

By: _____________________________ Name:	Jonathon K. Yormak Title:
Sworn to before me this
_________ day of ______, 2015.
_________________________
(Notary Public)

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Exhibit “10”
Form of Estoppel Certificate
TENANT ESTOPPEL CERTIFICATE
THIS TENANT ESTOPPEL CERTIFICATE (this “Certificate”) is made this ___ day of ________________, 2015 by ________________ (“Tenant”), to and for the benefit of ____________________ (“Landlord”), any purchaser of the Building or Landlord’s interest therein, any lenders to the owners of the Building and to any of the owners’ constituent entities, to any lenders to purchaser and the successors and/or assigns of any of the foregoing.
STATEMENT OF FACTS
The Tenant is the tenant under that certain lease, dated as of ____________________, [as amended by _______________] ([as so amended,] the “Lease”, covering certain premises designated as _______________ located at _____________ (the “Building”), as more particularly defined and described in the Lease (the “Leased Premises”); and
NOW, THEREFORE, Tenant hereby certifies as follows:
1.The Lease has not been amended, modified or supplemented (except as stated above), is in full force and effect and represents the entire agreement between Landlord and Tenant as to Tenant’s interest in the Building and the Leased Premises.
2.    The Lease has been guaranteed by ____________ (the “Guarantor”) and such guaranty is in full force and effect [If no guarantor, then this section to be deleted].
3.    The fixed annual rent currently payable under the Lease (excluding electricity charges) is $_____________ per annum ($_____________ per month).
4.    Fixed annual rent payable under the Lease has been paid through ________________. Tenant is current in the payment of additional rent due and payable under the Lease. No such rents, additional rents, or other similar sums or charges have been paid for more than one (1) month in advance of the due date thereof.
5.    The commencement date for the Lease occurred on _______________, and the scheduled expiration date for the Lease is _________________.
6.    The security deposit currently being held by Landlord under the Lease, whether in the form of cash or otherwise, is _______________.
7.    Tenant has not asserted any claim that Landlord is in default or any material obligations under the Lease, and Tenant has no offsets, defenses, claims, or counterclaims to the payment of rent or other sums, or the performance of any of Tenant’s other obligations, under the Lease.

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8.    All base building and other tenant improvement work to be performed by Landlord under the Lease has be substantially completed in accordance with the Lease, and all payments due to Tenant under the Lease as a landlord contribution towards Tenant’s work has been paid in full, except as follows: _____________. [To be deleted if there is no contractual obligation to perform work and/or make any landlord contribution].
9.    Tenant has no right to purchase the Building or any part thereof or any interest therein by right of refusal, rights of first offer or option or other similar right to purchase. Tenant has no right to lease other space in the Building except as set forth in the Lease.
10.    No actions, whether voluntary or otherwise, are pending against Tenant [or Guarantor] under the bankruptcy laws of the United States or any state and there are no claims or action pending against Tenant [and/or Guarantor] which if decided against Tenant [and/or Guarantor] would materially and adversely affect Tenant’s [or Guarantor’s] financial condition or ability to perform Tenant’s [and/or Guarantor’s] obligations under, or in respect of, the Lease.
11.    This certificate has been duly authorized, executed and delivered by Tenant.
Tenant acknowledges and agrees that this certificate may be relied upon by, and shall inure to the benefit of, Landlord, any purchaser of the Building or Landlord’s interest therein, any lenders to the owners of the Building and to any of the owners’ constituent entities, to any lenders to purchaser and the successors and/or assigns of any of the foregoing.
IN WITNESS WHEREOF, Tenant has executed this Certificate as of the date above first written.
_____________________________

By: __________________________ Name:	Title:

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Exhibit “16(A)(i)”
Rent Arrearages

Tenants in Arrears of Base Rent in Excess of Thirty (30) Days
New York State NY Department of State

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Exhibit “16(A)(ii)”
Union Employees
Engineers
Note: Seller directly reimburses a third party service for Local 94 Engineers.
Adrien Hilaire - Chief Engineer Brian Kelly - Handyman Owen Lennon - Engineer
Porters and Matrons
Note: Cleaning workers are union but are employed directly by third-party sub-contractors and their payroll and salary are not directly reimbursed.
Angel Siaca Amad
Evans Roberto Silva
Sandra De Lo Santos
Martha Gonzalez
Cesar Rozario
Pedro Gonzalez
Alexander Martinez
Virginia Lucre
Asencion Salvador
Jean Soares
Brian Buran

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Exhibit “16(A)(xii)”
Tax Assessment Reduction Proceedings

2014/15 Fiscal Tax Year - Podell, Schwartz, Schecter & Banfield, LLP,

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Exhibit “16(A)(xiii)”
Security Deposits
SECURITY DEPOSITS:

lCD Kaplan and Schultz Daksha Patel	Cash Amount $365,865.00 23,976.90 3,347.21	Interest Earned	Total Security Deposit 365,865.00 23,976.90 3,347.21
Total:			393,189.11

LETTERS OF CREDIT:
	LOC	Total	Issuing Bank
Breakthrough New York, Inc.	87,170.28	87,170.28	First Republic Bank
Cooper Robertson	396,617.36	396,617.36	TD Bank
Digital Evolution	455,688.00	455,688.00	Citibank
Gotham Medical Associates, PLLC	507,000.00	507,000.00	JP Morgan
Library Journals	195,856.98	195,856.98	The Bank NY Mellon
Local l'rojects, LLC	236,350.00	236,350.00	TD Bank
McAloon & Friedman	312,494.00	312,494.00	Bank of America
Open Kitchen	200,000.00	200,000.00	Signature
Securities Training Corporation	550,051.98	550,051.98	HSBC
Shareablee	410,550.00	410,550.00	Bank of America
SUMALL, Inc.	307,780.00	307,780.00	Silicon Valley Bank
Urban Justice Center	154,611.90	154,611.90	JP Morgan
Total:		3,814,170.50

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Exhibit “16(A)(xviii)”
Pre-Paid Rents

Tenant	Total
Breakthrough NY	14,528.38
Cooper Robertson	49,577.17
Digital Evolution	50,632.00
Gotham Medical Associates, PLLC	29,207.50
Local Projects, LLC	33,764.25
Open Kitchen	22,222.22
Securities Training Corporation	91,675.33
Shareablee	34,212.50
SumAll, Inc.	30,778.00
Total:	$356,597.35

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Exhibit 16(A)(xxi) - Landlord's Work

1.	The City of New York, Department of Citywide Administrative Services to be used by the Human Resources Administration - $1,582,223 ($393,839 Tenant contribution)

2.	Cooper Robertson & Partners Architects, LLP - $970,422 ($179,297 Tenant contribution)

3.	Digital Evolution, Inc. - $734,164

4.	Gotham Medical Associates, PLLC - $507,600

5.	Securities Training Corporation - $2,034,872

6.	Shareablee, Inc. - approximately $500,000

7.	l9th Floor Bathrooms - approximately $150,000

8.	SumAll, Inc. - $822,770

9.	Electrical Upgrades for Open Kitchen (800 amps), Gotham Medical Associates (150 amps) and Securities Training Corporation (400 amps) - $245,000

10.	Three (3) Inch Gas Line Installation for Open Kitchen - approximately $50,000
Costs above are estimated or contractual hard costs to complete Landlord's Work and do not include leasing commissions and other soft costs.

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EXHIBIT “20(A)(iv)”
CERTIFICATES OF INSURANCE

ACORD®

CERTIFICATE OF LIABILITY INSURANCE

DATE (MM/DD/YYYY) 4/18/2014

THIS CERTIFICATE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE CERTIFICATE HOLDER. THIS CERTIFICATE DOES NOT AFFIRMATIVELY OR NEGATIVELY AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW. THIS CERTIFICATE OF INSURANCE DOES NOT CONSTITUTE A CONTRACT BETWEEN THE ISSUING INSURER(S), AUTHORIZED REPRESENTATIVE OR PRODUCER, AND THE CERTIFICATE HOLDER.

IMPORTANT: If the certificate holder is an ADDITIONAL INSURED, the policy(ies) must be endorsed. If SUBROGATION IS WAIVED, subject to the terms and conditions of the policy, certain policies may require an endorsement. A statement on this certificate does not confer rights to the certificate holder in lieu of such endorsement(s).

PRODUCER
Eastern Insurance Group LLC
233 West Central Street
Natick MA 01760

CONTACT NAME: Mary Donovan
PHONE: FAX:
E-MAIL ADDRESS: mdonovan@easterninsurance.com

INSURER(S) AFFORDING COVERAGE	NAIC #
INSURER A: National Fire Insurance Co.	0893
INSURER B: ACE Pro ert & Casualt	
INSURER C: Westchester Fire Insurance	
INSURER D: Allied World National	
INSURER E: National Surety Corp.	
INSURER F:	

INSURED
EEGO 123 William Owner, LLC
c/o Robert M. Currey & Associates, Inc.
One Beacon Street, 22nd Floor
Boston MA 02108

COVERAGES CERTIFICATE NUMBER: 14-15 EEGO 123 William REVISION NUMBER:

THIS IS TO CERTIFY THAT THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED. NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS CERTIFICATE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS.

INSR LTR	TYPE OF INSURANCE	POLICY NUMBER	POLICY EFF (MM/DD/YYYY)	POLICY EXP (MM/DD/YYYY)	LIMITS	
A	GENERAL LIABILITY X COMMERCIAL GENERAL LIABILITY CLAIMS-MADE [X] OCCUR GEN'L AGGREGATE LIMIT APPLIES PER: POLICY PRO-JECT X LOC	093304691	/20/2014	4/20/2015	EACH OCCURRENCE	$ 1,000,000
					DAMAGE TO RENTED PREMISES (Ea occurrence)	$ 300,000
					MED EXP (Any one person)	$ 5,000
					PERSONAL & ADV INJURY	$ 1,000,000
					GENERAL AGGREGATE	$ 2,000,000
					PRODUCTS - COMP/OP AGG	$ 2,000,000
						$
A	AUTOMOBILE LIABILITY ANY AUTO ALL OWNED AUTOS SCHEDULED AUTOS X HIRED AUTOS X NON-OWNED AUTOS	UA6012668510	4/20/2014	/20/2015	COMBINED SINGLE LIMIT (Ea accident)	1 000 000
					BODILY INJURY (Per person)	$
					BODILY INJURY (Per accident)	$
					PROPERTY DAMAGE (Per accident)	$
						$
B	X UMBRELLA LIAB X OCCUR	27421209001	4/20/2014	4/20/2015	EACH OCCURRENCE	$ 25,000,000
C	EXCESS LIAB CLAIMS-MADE DED RETENTION $	27158079001	4/20/2014	4/20/2015	AGGREGATE	$ 25,000,000
						$
	WORKERS COMPENSATION AND EMPLOYERS' LIABILITY Y/N ANY PROPRIETOR/PARTNER/EXECUTIVE OFFICER/MEMBER EXCLUDED? [ ] N/A (Mandatory in NH) If yes, describe under DESCRIPTION OF OPERATIONS below				WC STATU-TORY LIMITS OTH-ER	
					E.L. EACH ACCIDENT	$
					E.L. DISEASE - EA EMPLOYEE	$
					E.L. DISEASE - POLICY LIMIT	$
D	Umbrella	308-6493	/20/2014	/20/2015	Ea Occ/Aggregate	$25,000,000
E	Umbrella	HX00057895781	/20/2014	/20/2015	Ea Occ/Aggregate	$25,000,000

DESCRIPTION OF OPERATIONS / LOCATIONS / VEHICLES (Attach ACORD 101, Additional Remarks Schedule, if more space is required)
Additional Named Insured: EEGO 123 William Mezz LLC
RE: 123 William Street New York, NY 10038.
Loan #010070693
Midland Loan Services, Inc., as Master Servicer on behalf of U.S. Bank National Association as Trustee, for the registered holders of GE Commercial Mortgage Corporation, Commercial Mortgage Pass-Through Certificates, Series 2005-C3, c/o Berkadia Commercial Mortgage as Sub-servicer on behalf of KeyCorp Real Estate Capital Markets, Inc. d/b/a KeyBank Real Estate Capital, P.O. Box 1687, Horsham, PA

CERTIFICATE HOLDER

Midland Loan Services, Inc.
c/o Berkadia Commercial Mortgage
P.O. Box 1687
Horsham, PA 19044

CANCELLATION

SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, NOTICE WILL BE DELIVERED IN ACCORDANCE WITH THE POLICY PROVISIONS.

AUTHORIZED REPRESENTATIVE

Ronald Cleaves/MDONOV

ACORD 25 (2010/05)
INS025 (201005).01

© 1988-2010 ACORD CORPORATION. All rights reserved.
The ACORD name and logo are registered marks of ACORD

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EVIDENCE OF COMMERCIAL PROPERTY INSURANCE REMARKS - Including Special Conditions (Use only if more space is required)

Midland Loan Services, Inc., as Master Servicer on behalf of U.S. Bank National Association as Trustee, for the registered holders of GE Commercial Mortgage Corporation, Commercial Mortgage Pass- Through Certificates, Series 2005-C3, c/o Berkadia Commercial Mortgage as Sub-servicer on behalf of KeyCorp Real Estate Capital Markets, Inc. d/b/a KeyBank Real Estate Capital, P.O. Box 1687, Horsham, PA 19044

KEGO 123 William Street Mezz LLC as an Additional Named Insured

Include the Mezz Lender, Transamerica Financial Life Insurance Company and its Successors, Assigns and Affiliates as their interest may appear as Loss Payee.

ACORD 28 (2009/12) Page 2 of 2

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Exhibit "20(C)(4)"
NYSOCA Amendment
January 22, 2014
EEGO 123 William Owner, LLC 600 Madison Ave, 11th floor New York, New York 10022 Attention: Adam L. Pogoda
RE:    OSC Lease No. L09842A
SFS GL BU No. USCO1 REP/BOL No. 9842A 123 William Street New York, New York Office of Court Administration
Project No. PM-5992
Dear Mr. Pogoda:
This letter will serve to confirm the understanding between you and Paula Mirabile of this office, that effective May 1, 2015 through April 30, 2016 the Office of Court Administration will continue to occupy the above premises.
During the term of this Agreement all terms and conditions of Lease No. L-9842A shall remain in full force and effect except Tenant shall have the right to cancel this Agreement on sixty (60) days advance written notice at any time after December 1, 2015.
By entering into a renewal or extension of this Lease, the Landlord certifies that it is not on the "Entities Determined To Be Non-Responsive Bidders/Offerers Pursuant to the New York State Iran Divestment Act of 2012" list ("Prohibited Entities List") posted on the Office of General Services (OGS) website at: http://www.ogs.ny.gov/about/regs/docsaistofEntities.pdf and further certifies that it will not utilize on such Lease any subcontractor that is identified on the Prohibited Entities List. The Landlord agrees that should it seek to further renew or extend this Lease, it must provide the same certification at the time the Lease is renewed or extended. The Landlord also agrees that any proposed assignee of this Lease will be required to certify that it is not on the Prohibited Entities List before the Tenant may approve a request for assignment of the Lease in compliance with Section 22 of the Lease.
During the Term of the Lease, should the Tenant or the Occupying Agency receive information that a person (as defined in State Finance Law §165-a) is in violation of the above-referenced certifications, the Tenant will review such information and offer the person an opportunity to respond. If the person fails to demonstrate that it has ceased its engagement in the investment activity which is in violation of the New York State Iran Divestment Act of 2012 within ninety (90) days after the determination of such violation, then the Tenant shall take such action as may be appropriate and provided for by law, rule, or this Lease, including, but not limited to, seeking compliance, recovering damages, or declaring the Landlord in default.
The Tenant reserves the right to reject any request for assignment made by or to not agree to an extension of the Lease with an entity that appears on the Prohibited Entities List prior to the extension or assignment of the Lease, and to pursue a responsibility review with the Landlord should it appear on the Prohibited Entities List hereafter.

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Due to the implementation of a different State Financial System, the process for new Landlord assignments has changed. Therefore, the Landlord shall not assign, sell, convey, transfer, mortgage, or pledge this Lease Agreement or any part thereof, or any rights created thereby or the letting, or any part thereof without the prior written consent of the STATE. Proper written notice, of a proposed assignment or transfer shall be given immediately by the Landlord to OGS by providing a properly completed and executed Consent to Assignment Form attached hereto as Exhibit 1 and all necessary documentation.
Landlord currently complies with "green cleaning" specifications and will continue to do so. Invoices are to be submitted as heretofore.
Please indicate your approval by signing and returning to this office these enclosed three (3) copies and the three (3) Standard Legal Acknowledgments.
Very truly yours,
James P. Sproat, Executive Director Real Estate Planning & Development
JPS:cds
Enc.

cc:	Ronald Younkins, OCA
Patricia Warner, OSC
bcc:    Project No. PM-5992; Lease 9842A (file over lease) ; Computer
LANDLORD APPROVED
BY
*Landlord certifies that all information provided to the State of New York with respect to Lease Disclosure Sheet and State Finance Law §139-k is complete, true and accurate. The State reserves the right to terminate this Lease in the event it is found that the certification filed by the Landlord in accordance with New York State Finance Law §139-j or 139-k was intentionally false or intentionally incomplete. Upon such finding, the State may exercise its termination right by providing written notification to the Landlord in accordance with the written notification terms of the Lease.
*The Appendix "A" - Standard Clauses for NYS Leases, Form 1 - Lease Disclosure Sheet, Consent to Assignment, Substitute W-9 and E04 are being attached and made part of this Lease Extension.
ACKNOWLEDGMENT
STATE OF    ) ss.:
COUNTY OF
On the    day of    in the year 20    , before me, the undersigned, a Notary Public in and for said
State, personally appeared    , personally known to me or proved to me on
the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to this instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, (Check One) the individual(s), or the person* upon behalf of which the individual(s) acted, executed the instrument. (* See Note, below.)
Notary Public
* For purposes of this acknowledgment, "Person" is defined as any corporation, joint stock company, estate, general partnership (including any registered limited liability partnership or foreign limited liability partnership), limited liability company (including a professional service limited liability company), foreign limited liability company (including a foreign professional service limited liability company), joint venture, limited partnership, natural person, attorney in fact, real estate investment trust, business trust or other trust, custodian, nominee or any other individual or entity in its own or any representative capacity.

EXECUTIVE ORDER No 4:

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ESTABLISHING A STATE GREEN PROCUREMENT AND AGENCY
SUSTAINABILITY PROGRAM
WHEREAS, the State of New York ("State") is dedicated to the simultaneous pursuit of environmental quality, sound public health, economic prosperity and social well-being; and
WHEREAS, the production, use and disposal of materials, and the generation and use of energy, can have significant impacts on environmental quality and public health; and
WHEREAS, State government is a major consumer of materials and energy; and
WHEREAS, the State's policies include conserving, improving and protecting natural resources and the environment; preventing water, air and land pollution; and enhancing the health, safety and welfare of State residents and their overall economic and social well-being; and
WHEREAS, it is the State's policy to promote cost effective methods to reduce energy and resource consumption, and reduce or eliminate the use of hazardous substances and the generation of hazardous substances, pollution and waste at the source; and
WHEREAS, the State's solid waste management priorities include reducing the generation of solid waste, reusing materials, and recycling materials that cannot be reused; and
WHEREAS, by making sound choices in the course of their daily activities, such as the commodities, services, and technology they consume, and the amount of waste they generate, State agencies and public authorities can minimize potential environmental and health impacts on workers and the public; and
WHEREAS, the State's procurement of commodities, services and technology can be enhanced through State agency and public authority choices that minimize the potential environmental and health impacts of their activities; and
WHEREAS, State government can be a leader in environmental stewardship through the use of green procurement and sustainable management practices.
NOW, THEREFORE, I, DAVID A. PATERSON, Governor of the State of New York, by virtue of the authority vested in me by the Constitution and laws of the State of New York, do hereby order as follows:
A.Definitions
. "State agency". or "agency" shall mean any State agency, department, office, board, commission or other instrumentality of the State, other than a public authority.
2. "Public authority" or "authority" shall mean a public authority or public benefit corporation created by or existing under any State law, a majority of whose members is appointed by the Governor (including any subsidiaries of such public authority or public benefit corporation), other than an interstate or international authority or public benefit corporation.
B.Interagency Committee on Sustainability and Green Procurement
1.There is hereby established an Interagency Committee on Sustainability and Green Procurement (the "Committee"). The Committee shall be comprised of the Director of the Budget, the Commissioner of General Services, the Commissioner of Environmental Conservation, the Commissioner of Health, the Commissioner of Economic Development, the President of the Urban Development Corporation, the Commissioner of Transportation, the President of the Environmental Facilities Corporation, the President of the New York State Energy, Research and Development Authority, the Chair of the Power Authority of the State of New York. and the Executive Director of the Dormitory Authority of the State of New York. The Commissioner of General Services and the Commissioner of Environmental Conservation shall serve as co-chairs of the Committee.
2.Members of the Committee may designate an executive Sla lImember to represent them and participate on the Committee on their behalf. A majority of the members of the Committee shall constitute a quorum, and all actions and recommendations of the Committee shall require approval of a majority of the total members of the Committee.
1.C. Green Procurement Lists and Specifications
1. The Committee, no later than September 1, 2008, and annually thereafter, shall select a minimum of three "priority categories" of commodities, services or technology, and at least twelve "priority commodities, services and technology" within each of the priority categories, for which the Committee shall develop "green procurement lists" ("procurement lists") and "green procurement specifications" ("procurement specifications") for use by State agencies and public authorities in the procurement of commodities, services and technology. The Committee shall focus on commodities, services and technology that reasonably will: (a) reduce or eliminate the health and environmental risks from the use or release of toxic substances; (b) minimize risks of the discharge of pollutants into the environment; (c) minimize the volume and toxicity of packaging; (d) maximize the use of recycled content and sustainably managed renewable resources; and (e) provide other environmental and health benefits.
2. The Committee, no later than December 1, 2008, shall develop: (a) procurement specifications to be used for the development and issuance of new contracts and new solicitations for priority commodities, services and technology; and (b) procurement lists of priority commodities, services and technology that are available under existing procurement arrangements that satisfy the requirements of this order.
3. In developing the procurement lists and procurement specifications, the Committee shall consider the following factors: (a) protection of the public health and the environment, including the health of children and other vulnerable populations; (b) avoidance of risks from the use or release of toxic substances; (c) pollution reduction and prevention; (d) sustainable resource management and use, and sustainable manufacturing and production processes; (e) reduction of greenhouse gases; (f) the use of renewable resources, remanufactured components and recycled content; (g) waste reduction, recyclability and compostability; (h) quality, durability and utility; (i) minimizing adverse impacts throughout a commodity's or

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technology's life cycle; (j) cost; (k) extended producer liability; and (1) legal and regulatory requirements applicable to the use and procurement of commodities. services and technology.
2.The Committee may review the priority categories, priority commodities, services and technology, procurement lists and procurement specifications periodically and revise or supplement them as appropriate in a manner consistent with the requirements of this section.
3.The Committee shall establish specific goals to achieve reasonable reductions in the amount of solid waste generated and paper consumed annually by State agencies and authorities. The Committee shall also develop and implement strategies to assist State agencies and authorities to achieve such reduction goals.
D. Sustainability and Environmental Stewardship Programs
I. Each State agency and authority shall develop and implement a Sustainability and Environmental Stewardship Program, which shall include:
(a)specific projects, programs and policies designed to achieve compliance with the requirements of this Order; and
(b)specific projects, programs and policies designed to reduce the public health and environmental impacts of the activities and operations of the agency or authority, including: (i) the reduction or elimination of the use and generation of toxic substances, pollution and waste; (ii) the reduction, reuse, recycling and composting of solid waste; (iii) increasing energy efficiency; (iv) increasing the use of renewable energy sources; (v) conserving water and other natural resources; and (vi) maximizing the use of environmentally preferable or "green" commodities, services and technology.
2. Commencing no later than July 1, 2008, all copy paper, janitorial paper and other paper supplies purchased by each State agency or authority shall be composed of 100% post-consumer recycled content to the maximum extent practicable. and all copy and janitorial paper shall be process chlorine-free to the extent practicable. unless such products do riot meet required form. function or utility, or the cost of the product is not competitive.

1.
Commencing no later than July 1. 2008, all State agency and authority publications shall be printed on 100% post-consumer recycled content paper. Where paper with 100% post-consumer recycled content is not available, or does not meet required form, function and utility, paper procurements shall use post-consumer recycled content to the extent practicable. Non-recycled content shall be derived from a sustainably-managed renewable resource to the extent practicable, unless the cost of the product is not competitive.

2.State agencies and authorities shall rely on and use the procurement lists and specifications issued by the Committee when developing new solicitations and contracts for the procurement of commodities, services and technology, and for the procurement of commodities, services and technology under existing contracts, unless the head of the agency or authority determines: (a) that such commodities, services or technology will not meet required form, function or utility; (b) the cost of the commodities, services or technology is not competitive; or (c) there is an emergency or other compelling public health or safety reason not to purchase such commodities, services or technology. Such form, function, utility or other determination shall be presented in the procurement record, and notice of the determination shall be provided to the Committee Chairs.
3.All State agencies and authorities shall, to the extent practicable: (a) implement effective programs to source separate recyclable materials, including paper, metal, glass and plastic, that will maximize materials recovery; (b) implement effective programs to reduce waste; (c) use locally available compost, mulch and soil amendments produced from secondary materials; and (d) utilize secondary materials in construction.
E. Training and Staff

1.
State agencies and authorities, no later than September 1, 2008, shall assign an employee to serve as a Sustainahility and Green Procurement Coordinator ("Coordinator"). Coordinators shall be given full management support and provided with the necessary resources to enable the agency or authority to comply with this order.

2.The Committee shall design and implement training and outreach programs for Coordinators and assist them with the training of appropriate staff, vendors and contractors.
3.The Commissioner of General Services, no later than September 1, 2008, shall select an employee to serve as Director of Green Procurement, who shall assist the Commissioner of General Services in carrying out his or her duties under this order.
4.The Office of General Services, the Department of Environmental Conservation, the Environmental Facilities Corporation, and the New York State Energy Research and Development Authority are authorized to assist State agencies and authorities in complying with this order, including through the development and implementation of Sustainability and Environmental Stewardship Programs.
F. Reporting

1.
The Committee, no later than December 1, 2008. shall develop a format for a progress report to be used by State agencies and authorities to inform the Committee on (a) the progress each agency and authority has made toward achieving the goals described in or established pursuant to this order; (b) the effectiveness of the procurement lists and specifications; and (c) the specific sustainability projects that have been implemented and the effectiveness of such programs.

2.Each State agency and authority, no later than March 1, 2009, and on March first each year thereafter, shall submit a progress report to the Committee in the form and containing the information specified by the Committee. At a minimum, such report shall describe the agency or authority's efforts regarding waste reduction and recycling activities, recycled products procurement, quantities of waste generated and materials recycled, incentives and disincentives to waste reduction and recycling, and recommendations for additional measures to encourage efficient use of the State's resources.

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3.The Committee, on or before June I. 2009.. and on June first each year thereafter, shall submit a report to the Governor, which shall compile the information submitted by State agencies and authorities pursuant to this section and report on progress made on the implementation of this order.
A.Sustainability and Green Procurement Advisory Council
There is hereby established a Sustainability and Green Procurement Advisory Council ("Council"), which shall consist of 11 members appointed by the Governor who have experience in the fields of green procurement, public health, waste prevention and recycling, energy efficiency, workplace safety, labor relations, environmental protection, environmental justice, or chemical manufacturing. The Governor shall select a Chair of the Council from among its members. The Council shall meet at the times requested by the Committee and provide such advice and assistance as the Committee may require.
B.Miscellaneous
1.Every agency and public authority of this State shall furnish such information and assistance as the Committee determines is reasonably necessary to accomplish its purposes.
2.Executive Order 142, issued on January 16, 1991, is hereby revoked and superseded by this Executive Order.
Given under my hand and the Privy Seal of the State in the City of Albany this twenty-fourth day of April in the year two thousand eight.
David A. Paterson Governor

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Exhibit 20(D) - Seller's Work

1.	Freight Elevator Modernization - $253,000
2.Passenger Elevator Cab Cosmetic Refurbishment - $278,000

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